EXHIBIT 99.1
January 28, 2005

Dear Shareholder:

     I am pleased to report that the previously announced separation from Navidec, Inc. of Navidec, Inc.'s historical financial services, mortgage services and technology businesses before the acquisition by Navidec, Inc. of BPZ Energy, Inc. is expected to become effective on February 2, 2005. Navidec Financial Services, Inc. will own and operate the financial services, mortgage services and technology businesses historically conducted by Navidec, Inc. After the separation of Navidec's historical business from Navidec and the distribution of Navidec Financial Services shares to Navidec shareholders, you will own shares of both companies.

     After the separation and distribution are completed, Navidec, Inc. and Navidec Financial Services, Inc. will be able to focus on their respective businesses and opportunities. Navidec will be an oil and gas exploration and production company while Navidec Financial Services will continue the financial services and mortgage services businesses previously conducted by Navidec. Navidec Financial Services will be an independent public company that intends to have its shares of common stock quoted on the OTC Bulletin Board.

     Holders of record of Navidec common shares as of the close of business on September 9, 2004, which was the record date, will receive one share of Navidec Financial Services common stock for every one share of Navidec common stock held. No action is required on your part to receive your Navidec Financial Services shares. You will not be required to pay anything for the new shares or to surrender any Navidec common shares. No fractional shares of Navidec Financial Services common stock will be issued.

     We believe that the distribution of Navidec Financial Services common stock will be taxable to Navidec and to you with respect to the shares of Navidec Financial Services common stock that you receive. By January 31, 2006, shareholders will be provided with information to enable them to compute their tax bases in both Navidec and Navidec Financial Services common stock and other information they will need to report their receipt of the Navidec Financial Services common stock on their U.S. federal income tax return.

     The enclosed information statement describes the distribution of shares of Navidec Financial Services common stock and contains important information about Navidec Financial Services. I look forward to your continued support as a valued shareholder of Navidec Financial Services.

Sincerely,

John R. McKowen
President
Navidec Financial Services Inc.

                        Navidec Financial Services, Inc.

                             Fiddler's Green Center
                         6399 S. Fiddler's Green Circle
                        Greenwood Village, Colorado 80111


January 28, 2005

Dear Shareholder:


     It is my great pleasure to welcome you as a shareholder of Navidec Financial Services, Inc., which will be publicly traded through the OTC Bulletin Board for the first time on or about April 15, 2005. Our management team will draw upon its experience with Navidec as we seek to distinguish Navidec Financial Services through an unwavering commitment to our business goals.

     I encourage you to learn more about Navidec Financial Services and the strategies we plan to pursue by reading the attached information statement. We are pleased that you, as a shareholder of Navidec Financial Services, will participate in our mission. We value your support as our business begins a new and exciting chapter in its history.

Sincerely,



John R. McKowen
President
Navidec Financial Services, Inc.

                  Subject to Completion, Dated January 28, 2005

                              Information Statement

                        Navidec Financial Services, Inc.

                Distribution of 5,177,548 Shares of Common Stock

     This information statement is being furnished in connection with the distribution by Navidec of 5,177,548 of Navidec Financial Services, Inc. common stock. Navidec will transfered its historical business effective September 8, 2004, before the acquisition of BPZ Energy, to us as described in this information statement.

     Shares of our common stock will be distributed to holders of record of Navidec common shares as of the close of business on September 9, 2004, which was the record date. We expect that the distribution will be effective at 5:00 p.m. Mountain Time on February 2, 2005. We expect that each Navidec shareholder will receive one share of our common stock for every share of Navidec common stock held on the record date. The distribution of our common stock to Navidec shareholders will be taxable for U.S. federal income tax purposes.

     Navidec shareholders will not be required to pay for the shares of our common stock they receive in the distribution, nor will they be required to surrender or exchange Navidec common shares or take any other action to receive Navidec Financial Services common stock. After the distribution, you will own shares of Navidec Financial Services common stock and also retain your Navidec common stock. We intend to have our common stock quoted on the OTC Bulletin Board.

                                ----------------

     An investment in our shares involves significant risks. See "Risk Factors" beginning on page 3.

                                -----------------

     No shareholder approval of the distribution is required or sought. We are not asking you for a proxy and you are requested not to send us a proxy.

                                -----------------

     This distribution will not create dissenting shareholder appraisal rights.

                                -----------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

                                -----------------

     This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

                               ------------------

           The date of this information statement is January 28, 2005.

                              INFORMATION STATEMENT
                                TABLE OF CONTENTS
                                                                           Page
                                                                           ----

QUESTIONS AND ANSWERS ABOUT THE SEPARATION AND DISTRIBUTION....................i

SUMMARY........................................................................1

RISK FACTORS...................................................................3

BUSINESS.......................................................................8

PROPERTIES....................................................................11

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS...................................................11
THE SEPARATION AND DISTRIBUTION...............................................23

ARRANGEMENTS BETWEEN NAVIDEC AND NAVIDEC FINANCIAL SERVICES...................28

OWNERSHIP OF OUR STOCK........................................................31

MANAGEMENT....................................................................33

EXECUTIVE COMPENSATION........................................................35

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................38

DESCRIPTION OF CAPITAL STOCK..................................................39

MARKET FOR SHARES AND RELATED SHAREHOLDER MATTERS.............................41

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
  AND FINANCIAL DISCLOSURE....................................................42

INDEMNIFICATION OF DIRECTORS AND OFFICERS.....................................42

WHERE YOU CAN FIND MORE INFORMATION...........................................43

INDEX TO FINANCIAL STATEMENTS..................................................1

           QUESTIONS AND ANSWERS ABOUT THE SEPARATION AND DISTRIBUTION


Q: What is Navidec Financial Services and why is Navidec separating Navidec Financial Services' business and distributing its stock?

A: Navidec Financial Services owns the financial services, mortgage services and technology businesses historically conducted by Navidec as described in this information statement. Upon the acquisition by Navidec of BPZ Energy, Inc., Navidec has become an oil and gas exploration and production company. The separation of Navidec Financial Services and the distribution of its common stock is intended to provide you with equity investments in two separate companies that should then be able to focus exclusively on maximizing opportunities for their distinct businesses.

          For more information about Navidec Financial Services' business and a further explanation of the reasons for the separation and distribution, see "Business" and "Separation and Distribution."

Q:   How will the separation and distribution work?

A: The separation and distribution is being accomplished through a series of transactions in which all of the assets and liabilities of Navidec's historical financial services, mortgage services and technology businesses have been transferred to Navidec Financial Services followed by 5,177,548 shares of the common stock of Navidec Financial Services being distributed on a one-for-one basis to the shareholders of record of Navidec at the close of business September 9, 2004.

          For more information about the separation and distribution, see "Separation and Distribution."

Q:   What will be included in Navidec Financial Services?

A: Navidec Financial Services owns the business historically conducted by Navidec, which we sometimes refer to in this document as "the contributed business," the "Navidec Financial Services business" or "our business." The contributed business include all business historically conducted by Navidec before the acquisition of BPZ Energy. Navidec has retained the oil and gas exploration and production business that was acquired through the merger with BPZ Energy, Inc.

          For a further explanation of the contributed business, see "Business."

Q: What will the relationship be between Navidec Financial Services and Navidec following the separation and distribution?

A: After the separation and distribution, Navidec and Navidec Financial Services will operate as separate companies. Navidec does not own any shares of Navidec Financial Services common stock. Navidec Financial Services owns 500,000 shares of Navidec, or approximately 3.4 % of the outstanding shares of Navidec after issuance of Navidec shares in the BPZ Energy acquisition. Navidec Financial Services and Navidec have enter into several arrangements relating to the separation and distribution. See the discussion beginning on page 24 for more information about these arrangements.

Q:   What will I receive in the distribution?

A: We expect that each holder of record of Navidec common shares as of the close of business on September 9, 2004, will receive one share of Navidec Financial Services common stock for every one share of Navidec common stock held. Based on the number of Navidec shares issued and outstanding on September 9, 2004 we expect that a total of 5,177,548 shares of Navidec Financial Services common stock will be distributed. These shares will constitute approximately 81% of the outstanding shares of Navidec Financial Services common stock immediately after the distribution. No fractional shares of Navidec Financial Services common stock will be distributed.

     The distribution will not affect the number of outstanding Navidec shares or any rights of Navidec shareholders, although it may affect the market value of each outstanding Navidec common share.

Q: Will I have to pay U.S. federal income taxes on my receipt of Navidec Financial Services shares?

A: We believe that the distribution of Navidec Financial Services common stock is taxable to Navidec and to you to the extent that you receive Navidec Financial Services common stock.

     For a further explanation of the material U.S. federal income tax consequences of the distribution, see "Federal Income Tax Consequences."

Q: How will I determine the tax basis I will have in the Navidec Financial Services shares I receive in the distribution?

A: Shortly after the distribution is completed, Navidec will provide to shareholders information to enable them to compute their tax bases in both Navidec and Navidec Financial Services shares and other information they will need to report their receipt of Navidec Financial Services common stock on their 2005 U.S. federal income tax return as a taxable transaction.

          You should consult your tax advisor about the consequences of the distribution to you under your particular circumstances, including the application of state, local and foreign tax laws.

Q:   When will the separation and distribution occur?

A: We expect the separation and distribution to be effective at 5:00 p.m. Mountain Time on February 2, 2005.

Q:   How will Navidec Financial Services shares be issued?

A: Navidec shareholders will receive shares of Navidec Financial Services common stock through the same channels that they currently use to hold or trade Navidec common shares, whether through a brokerage account, or other channels. Receipt of shares of Navidec Financial Services common stock will be documented in the same manner that Navidec common shareholders typically receive shareholder updates, including monthly broker statements.

Q:   What do I need to do to receive Navidec Financial Services shares?

A: No action is required on your part to receive your shares of Navidec Financial Services common stock, although you must have been a Navidec shareholder as of the close of business on the record date for the distribution of September 9, 2004. Do not send in your Navidec stock certificates. You will not be required to pay anything for the new shares or to surrender any Navidec common shares.

Q:   Where will shares of Navidec Financial Services common stock trade?

A: There is not currently a public market for Navidec Financial Services common stock. We expect that Navidec Financial Services common stock will be quoted on the OTC Bulletin Board when we have acquired a trading symbol. We will apply for a trading symbol after the distribution.

Q:   Are there risks to owning Navidec Financial Services common stock?

A: Yes. As with any investment, there are risks associated with owning our stock. See "Risk Factors."

Q:   Who do I contact if I have questions or need additional information?

A: Please contact Robert Grizzle at Navidec Financial Services, Inc. with any questions about the distribution or if you need any additional information. He can be reached by telephone at (303) 222-1000.

                                     SUMMARY

     The following is a summary of some of the information contained in this information statement. In addition to this summary, we urge you to read the entire information statement carefully, especially the risks discussed under "Risk Factors." Unless the context requires otherwise, references in this information statement to "Navidec Financial Services," "we," "us" or "our" are to Navidec Financial Services, Inc. and its subsidiaries, and references to "Navidec" are to Navidec, Inc. or its subsidiaries.

     We describe in this information statement the financial services, mortgage services and technology businesses that have been contributed to us by Navidec in the separation as if they were our businesses for all historical periods described. References in this document to the historical assets, liabilities, businesses or activities of us or our business are generally intended to refer to the historical assets, liabilities, businesses or activities of the contributed business as it was conducted as part of Navidec and its subsidiaries prior to the separation. Following the distribution, we will be an independent public company and Navidec will have no continuing stock ownership interest in us. Our historical financial results as part of Navidec contained herein may not reflect our financial results in the future.

Our Company

     We are organized into three divisions: Financial Services, Mortgage Services and Technology. Annual revenues for those businesses as conducted by Navidec in 2003 were approximately $977,000.

     Our strategy is to focus our resources on continuing to develop and operate our Financial Services and Mortgage Services divisions. We are also continuing to focus on finding technology sector business opportunities that offer cash flow, strong management and an opportunity for growth.

     Our principal offices are located at 6399 S. Fiddler's Green Circle, Greenwood Village, Colorado 80111 and our telephone number is (303) 222-1000. We were incorporated in Colorado in 2002.

Reasons for the Separation and Distribution

     Navidec's board of directors has determined that separating its historical financial services, mortgage services and technology businesses from Navidec's new oil and gas exploration and production business recently acquired through the acquisition of BPZ Energy, Inc. and distributing our common stock to Navidec shareholders is appropriate and advisable. Navidec's board of directors believes that our separation from Navidec will provide both companies with the opportunity to focus exclusively on their respective businesses and their unique opportunities. In addition, the separation will enable each company to enhance its strategic, financial and operational flexibility. Among other things, the separation will:

     o allow both companies to focus exclusively on their respective businesses, and use their respective resources to invest in opportunities targeted to their distinct strategies and markets;

     o provide us the opportunity to reward employees using equity-based compensation plans that align the incentives of management and our employees with the overall financial performance of our business; and

     o    allow us direct access to capital markets.

     Navidec's board of directors also considered a number of potentially adverse factors in evaluating the separation, but concluded that the potential benefits of the separation outweigh these potentially adverse factors. Navidec believes that separating our business from Navidec's other businesses in the form of a tax-free distribution is the most economical means of separating our business for Navidec and its shareholders. For a more complete discussion of the reasons for the separation and distribution, see "The Separation and Distribution--Reasons for the Separation and Distribution."

Summary Historical Financial Information

     The following table sets forth summary historical financial information derived from the financial statements of Navidec, Inc. for the years ended and as of December 31, 2003 and 2002, and the unaudited financial statements of Navidec Financial Services for the nine months ended September 30, 2004 and unaudited financial statements of Navidec, Inc. for the nine months ended September 30, 2003. The summary financial information may not be indicative of our future performance as an independent company. It should be read in conjunction with the discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the combined financial statements and corresponding notes included elsewhere in this information statement.

                                             For the nine months Ended            For the Years Ended
                                                   September 30,                      December 31,

                                               2004            2003                2003          2002
                                               ----            ----                ----          ----
                                         (dollars and shares in thousands; except earnings per share amounts)
Statement of
    Operations Data:
Net Sales                                           $814            $525               $977        $5,120
Costs and Expenses:
Cost of products sold                                 76             274                415         2,846
Selling, general and
   administrative                                  2,944           1,409              2,327         3,161
Other operating expenses                             141           1,545              2,743         2,018
Interest expense                                      --              25                 48           219
Other (income)
   /expense, net                                   (528)           (316)                134           290
                                           -----------------------------       --------------------------

Loss before taxes                                  1,819           2,387              4,111         3,195
Tax benefit                                           --              --                 --            --
                                           -----------------------------       --------------------------
Net loss                                          $1,819          $2,387             $4,111        $3,195
                                           -----------------------------       --------------------------

                                                           2

Loss per common share:
Basic                                            ($0.91)         ($3.02)            ($3.28)       ($1.76)
Diluted                                          ($0.91)         ($3.02)            ($3.28)       ($1.76)
Average Number of
   Common Shares
Outstanding:
Basic                                           2,000(a)             789                N/A           N/A
Diluted                                         2,000(a)             789                N/A           N/A


(a) Pursuant to the terms and conditions of the Merger Agreement between Navidec, Inc. and BPZ Energy, Inc., upon consummation of the merger the outstanding common shares of Navidec Financial Services, Inc. was automatically increased to 5,177,748 shares. Pursuant to an action of the Navidec Financial Services, Inc. Board of Directors, on September 21, 2004 an additional 1,200,000 shares of common stock were issued as compensation to executive officers of the company.

                                  RISK FACTORS

     In addition to reviewing other information in this information statement, you should carefully consider the following risk factors when evaluating us.

                    Risks Relating to Our Financial Condition

If our business plans are not successful, we may not be able to continue operations as a going concern and our shareholders may lose their entire investment in us.

     As discussed in the Notes to Consolidated Financial Statements included in this information statement, at September 30, 2004 Navidec Financial Services had a working capital deficit of approximately $934,000 and a shareholders' equity of approximately $3,079,000. In addition, Navidec Financial Services had a net loss of $1,819,000 for the nine months ended September 30, 2004. Navidec, Inc. had net losses of $4,111,000 and $3,195,000 for the years ended December 31, 2003 and 2002, respectively. Further, we will be focusing on services for which we and Navidec, Inc. have a limited operating history.

     These factors raise substantial doubt that we will be able to continue operations as a going concern, and Navidec's independent auditors included an explanatory paragraph regarding this uncertainty in their report on Navidec's financial statements for the years ended December 31, 2003 and 2002. Our ability to continue as a going concern is dependent upon our generating cash flow sufficient to fund operations and reducing operating expenses. Our business plans may not be successful in addressing these issues. If we cannot continue as a going concern, our shareholders may lose their entire investment in us.

If we continue to incur operating losses, we may have to further curtail our operations.

     Navidec has not generated profits from operations since 1996 and we may continue to lose money for the foreseeable future. Historically Navidec has incurred losses and experienced negative cash flow. We may continue to incur losses and may never achieve or sustain profitability. If we cannot achieve positive cash flow through our planned operations, we may have to consider significant reductions in our operating activities.

If we do not raise sufficient funds through debt or equity financing, we may not be able to continue operations.

     Management estimates that our currently available capital resources will fund our current operations for a minimum period of only twelve months, and we believe that we will need new capital funding of approximately $500,000 to continue operations for the next twelve months. If we cannot raise at least $500,000 from any source which may subsequently develop we will not be able to repay our past due accounts payable and will go into default on our current debt obligations.

     Net cash used in our operating activities was $1.4 million for the year ended December 31, 2003 and $1.5 million for the nine months ended September 30, 2004. Although we believe that we can currently operate on essentially a break even point on a cash flow basis and based on prior negotiations with our creditors we believe that we may be able to restructure some or most of our debt obligations, we cannot assure you that our current or future operations will be able to generate cash flows or that any such debt restructuring efforts would be successful.

     We need to incur additional debt or issue equity in order to fund working capital requirements and to make acquisitions and other investments. We cannot assure you that debt or equity financing will be available to us on acceptable terms or at all. If we are not able to obtain sufficient financing, we may be unable to maintain or grow our business.

     If we raise funds through the issuance of debt or equity, any debt securities or preferred stock issued will have rights, preferences and privileges senior to those of holders of our common stock in the event of a liquidation, and the terms of the debt securities may impose restrictions on our operations. If we raise funds through the issuance of equity, the issuance would dilute your ownership interest.

                         Risks Relating to Our Business

Our limited operating history makes it difficult for investors to evaluate our business.

     Although Navidec has been in business since July 1993, in the past three years Navidec has sold or discontinued three lines of business and before the acquisition of BPZ Energy, Inc. had recently primarily refocused on the remaining financial services and mortgage services businesses. Thus, there is a very limited operating history upon which an evaluation of our business and prospects can be based. Our business and prospects must be considered in light of the risks, expenses and difficulties encountered by companies in their early stages of development, particularly companies in new and rapidly changing markets.

We may acquire other businesses from third parties that could cause us to incur significant expenses and could result in significant losses.

     As part of our business strategy, we plan to pursue acquisitions in the future, some of which may represent businesses that are new to us or that represent a significant expansion of our current lines of business. We may not identify or complete these transactions in a timely manner, on a cost-effective basis or at all, and we may not realize the expected benefits of any acquisition or strategic alliance. Other companies, including those with substantially greater financial and sales and marketing resources, may compete with us for these strategic opportunities.

     Further, if we are successful in securing such opportunities, the product and service capabilities that we acquire may not be successful or may require significantly greater resources and investments than originally anticipated. In making such acquisitions, we may incur significant acquisition-related expenses, incur substantial debt and may assume unknown or contingent liabilities. In addition, we may enter markets in which we have no or limited prior experience. We may encounter difficulties integrating acquired personnel, operations, technologies or services. We may encounter difficulties managing the growth we expect to experience from our acquisitions. We also may encounter unforeseen expenses, complications and delays, including difficulties in staffing and providing operational and management oversight. We could also experience negative effects on our reported results of operations from acquisition-related charges, amortization of expenses related to intangibles and charges for impairment of long-term assets. To the extent we encounter problems with any acquisitions, we could be materially adversely affected.

Our operations may decline due to significant competition

     We face significant competition and we may not be able to compete effectively. The financial services and mortgage services industries are highly competitive. We compete with many companies ranging from small start-up enterprises to national companies that are larger than we are and have access to greater financial, marketing, technical and other resources.

     Our failure to compete effectively could cause us to lose market share to our competitors and/or have a material adverse effect on our revenues and profitability.

The Financial Accounting Standards Board has issued a standard that will require companies to expense employee stock options.

     Our historical financial results do not reflect expensing of employee stock options that were issued with an exercise price equal to the estimated market price on the date of grant. The Financial Accounting Standards Board has adopted a requirement that companies expense options. This new rule could have a material adverse effect on our reported results of operations.


Our Mortgage Service business could be adversely affected by an increase in interest rates.

     Our Mortgage Service business could be adversely affected by an increase in interest rates and a corresponding decrease in new residential construction and mortgage refinancing activity. The resulting decrease in Mortgage Services revenue would negatively impact our ability to achieve and maintain profitability.

There is a potential conflict of interest resulting from the Business Consulting Services Agreement between Navidec and Navidec Financial Services.

     Under the terms of the Business Consulting Services Agreement between Navidec and Navidec Financial Services ("NFS") (see discussion of this Agreement in "Arrangements Between Navidec and Navidec Financial Services"), NFS is to provide certain investor and public relations services to Navidec for a fixed monthly fee plus expenses and a warrant for the purchase of Navidec common stock. Given the common ownership and director overlap between the two companies, though limited, it is possible that the relationship created by this agreement will not proceed on an arm's length basis, to the disadvantage of NFS.

We are subject to the risk of possibly becoming an Investment Company.

     Due to our minority investment in Navidec, Inc. and the possibility that we may take equity options from consulting clients and invest our own capital in consulting clients, we run the risk of inadvertently becoming an investment company that is required to register under the Investment Company Act of 1940. Registered investment companies are subject to extensive, restrictive and potentially adverse regulation relating to, among other things, operating methods, management, capital structure, dividends and transactions with affiliates.

     To avoid becoming an investment company, we monitor the value of our investments and structure transactions with an eye toward the Investment Company Act. As a result, we may structure transactions in a less advantageous manner than if we did not have Investment Company Act concerns, or we may avoid otherwise economically desirable transactions due to those concerns. In addition, events beyond our control, including significant appreciation or depreciation in the market value of certain of our holdings, could result in our inadvertently becoming an investment company.

     If it were established that we were an investment company, there would be a risk, among other material adverse consequences, that we could become subject to monetary penalties or injunctive relief, or both, in an action brought by the SEC, that we would be unable to enforce contracts with third parties or that third parties could seek to obtain rescission of transactions with us undertaken during the period it was established that we were an unregistered investment company.

A material portion of our projected revenues and cash flow are derived from one customer.

     As the Business Consulting Agreement (see discussion under "Arrangements Between Navidec and Navidec Financial Services") are between us and Navidec, any factor negatively impacting Navidec's post-merger business (the BPZ Energy business) and its ability to perform its payment obligations under the Agreements could have a material adverse impact on our revenues. An existing dispute with our principal customer could result in the loss of that account. We have commenced a discussion with Navidec, Inc. regarding our indemnification obligation resulting from the filing of a formal SEC investigation which we were notified of on December 22, 2004. If we are unable to resolve this dispute or if the resolution results in the termination of our agreement with BPZ we could lose a substantial part of our continuing revenue.

Risks Related to Our Common Stock

Additional infusions of capital may have a dilutive effect on your investment.

     To finance our planned operations we may sell additional shares of our stock. Any additional equity financing that we receive may involve substantial dilution to our pre-financing shareholders. We may also issue stock to acquire assets or businesses. In the event that any such shares are issued, the proportionate ownership and voting power of other shareholders will be reduced.

Investor profits, if any, will likely be limited for the near future.

     Because we do not anticipate paying any dividends in the near future, investors in our common stock probably will not derive any profits from their investment in us for the foreseeable future, other than through any price appreciation of our common stock. Navidec, Inc. incurred a net loss of $4.1 million for the year ended December 31, 2003. Navidec Financial Services, Inc. incurred and a net loss of $1.8 million for the nine months ended September 30, 2004. Given current market conditions, it is unlikely that the price of our common stock will appreciate as long as we continue to have operating losses. Thus, it is likely that investor profits, if any, will be limited for the near future.

We expect that our common stock will trade on the OTC Bulletin Board, which may make it more difficult for you to resell shares when you want at prices you find attractive.

     We expect that our common stock will trade on the OTC Bulletin Board, which is an electronic quotation medium used by subscribing broker-dealers to reflect dealer quotations on a real-time basis. This over-the-counter market provides significantly less liquidity and regulatory oversight than the Nasdaq Stock Market. Securities that are thinly traded on the OTC Bulletin Board often experience a significant spread between the market maker's bid and asked prices. Therefore, prices for actual transactions in securities traded on the OTC Bulletin Board may be difficult to obtain and holders of our common stock may be unable to resell their shares when they want at prices they find attractive.

Shares that are eligible for future sale may have an adverse effect on the price of our common stock.

     As of December 31, 2004, we had 6,377,548 shares of common stock outstanding, of which approximately 3,489,548 shares could be freely tradable without substantial restriction or the requirement of future registration under the Securities Act of 1933.

     Once we have received a trading symbol, these shares will be freely tradable on the OTC Bulletin Board without restriction or further registration under the Securities Act of 1933, unless the shares are owned by one of our "affiliates," as that term is defined in Rule 405 under the Securities Act of 1933.

     Sales of substantial amounts of common stock, or a perception that such sales could occur, and the existence of options or warrants to purchase shares of common stock at prices that may be below the then current market price of the common stock, could adversely affect the market price of our common stock. This could impair our ability to raise capital through the sale of our equity securities and also could negatively affect the price that holders of our common stock receive for their shares.

The terms of our separation from Navidec and anti-takeover provisions of our articles of incorporation and bylaws, could delay or prevent a change of control that you may favor.

     Provisions of our articles of incorporation and bylaws, which will be in effect after the separation, may discourage, delay or prevent a merger or other change of control that stockholders may consider favorable or may impede the ability of the holders of our common stock to change our management. The provisions of our articles of incorporation and bylaws, among other things, will authorize our board of directors to issue preferred stock in one or more series, without stockholder approval.

                  Risks Related to Our Separation from Navidec

There could be tax liability from the distribution being treated as a taxable transaction.

     Navidec believes that, for U.S. federal income tax purposes, the distribution will be a taxable distribution under Section 355 of the Internal Revenue Code. Accordingly, you and Navidec could be subject to U.S. federal income tax liability as a result of the distribution.

Our obligation to indemnify Navidec from liabilities relating to our business could be burdensome.

     As part of the agreements we will enter into with Navidec to effect the separation, we will agree to assume, and indemnify Navidec and each of its affiliates from and against, substantially all liabilities relating to, arising out of or resulting from our businesses, including when our business was a part of Navidec. See "Arrangements between Navidec and Navidec Financial Services" for more information on our indemnification obligations. Losses arising out of our obligation to indemnify Navidec from such liabilities could be significant and in that event could have a material adverse effect on our profitability and financial condition.

                                    BUSINESS

General

     Navidec Financial Services, Inc. is a Colorado corporation that was incorporated in December 2002 under the name of Navidec Capital, Inc. In October 2003, Navidec Capital, Inc. was renamed Navidec Financial Services, Inc. Before the separation of Navidec Financial Services, Inc. from Navidec, Inc. as discussed below, Navidec Financial Services, Inc. was a wholly owned subsidiary of Navidec, Inc.

     On July 8, 2004, Navidec, Inc. entered into a merger agreement with BPZ Energy, Inc. which provided that all of the business assets of Navidec, Inc., including its subsidiaries, and all business liabilities of Navidec, Inc. were to be transferred to Navidec Financial Services, Inc. and then Navidec Financial Services, Inc. was to be spun off to the shareholders of Navidec, Inc. as of a record date before the closing of the merger agreement with BPZ Energy. Accordingly, before our separation from Navidec, Inc. under the provisions of the merger agreement between Navidec, Inc. and BPZ Energy, our business was conducted through Navidec, Inc. References in this document to our businesses, activities, products, services, assets or liabilities are generally intended to refer to the historical businesses, activities, products, services, assets or liabilities from Navidec, Inc. before the separation.

Our Services

     We are currently organized into three divisions: Financial Services, Mortgage Services and Technology.

Financial Services

     Financial Services provides consulting, personnel and services to emerging growth micro and small capitalization companies to help them effectively structure transactions to attract public and private capital. We also provide financial public relations services. Our management believes that micro and small cap companies rarely have the legal, accounting or marketing resources necessary to effectively interact with the highly regulated and competitive financial markets. We provide assistance in obtaining these types of resources so that the entrepreneur can focus on growing the business. After evaluating a potential client for their probability of success and determining the company's growth strategy and anticipated capital requirements, we provide specific recommendations, personnel and services to work in concert with the company to develop and execute financial transactions. We receive monthly consulting fees from our clients as well as billing for time and charges for additional services provided. In addition, we may sometimes invest our own capital in clients with whom we have contracted. As part of our compensation from clients, we may also receive equity options. We typically seek clients who are well managed, offer cash flow and the opportunity for long-term growth.

Mortgage Services

     Mortgage Services is focused on providing end to end mortgage services from back office processing to mortgage banking services. We currently plan to acquire and integrate companies providing these services. We will focus on business opportunities within this industry segment that offer cash flow, strong management and opportunity for growth.

     On September 11, 2003, Navidec, Inc. entered into an agreement with Northsight Mortgage Group, LLC and its sole member that provided for the transfer of 80% of the issued and outstanding membership units of Northsight to Navidec, Inc. in exchange for the issuance of shares of Navidec, Inc. common stock. Northsight is a Scottsdale, Arizona based mortgage broker engaged in the business of marketing, arranging and selling of consumer home mortgages. At the closing on September 30, 2003, 42,667 shares of Navidec, Inc. common stock were issued to the sole member of Northsight and additional shares were placed in escrow. After the audit of the December 31, 2003 financial statements of Northsight, the balance of the shares subject to the escrow were adjusted per the agreement and now provide for a total of 197,056 being issued for the 80% stake in Northsight and the total acquisition cost was valued at $246,320.

Technology

     In 2003, Navidec Technology provided quality solutions that enabled organizations to manage secure access to web applications within the enterprise and across the business value chain. Navidec's suite of proven solutions enable an enterprise to deliver single sign on capabilities to their employees, customers, suppliers and partners by providing an identity management infrastructure for user management, access control, and a single entry point to personalized enterprise resources. Navidec Technology provided consulting and expert engineering services in Web security and Identity Management in the areas of Authentication, Access Control, Directory, User Management and Provisioning. This was done through the integration and extension of best-of-breed portal, directory, security and integration software developed by the leading internet software vendors.

     In August 2003, Navidec Technology Corporation was formed as a wholly owned subsidiary of Navidec, Inc. In October 2003, Navidec Technology Corporation was renamed Swiftsure, Inc. In this regard, we continually look for technology sector business opportunities that offer cash flow, strong management and an opportunity for growth.

Our Strategy

     Going forward, we plan to focus our resources on continuing to develop and operate our Financial Services and Mortgage Services divisions.

Employees

     As of December 31, 2003, Navidec, Inc. had a total of 25 employees, of which 1 was billable, 3 were in sales and marketing, 2 in Financial Services, 15 in Mortgage Services (2 administrative and 13 loan officers) and 4 in management and administration. As of December 31, 2004 Navidec Financial Services, Inc. had a total of 18 employees of which 3 were in management and administration and 15 in Mortgage services (2 administrative and 13 loan officers). None of our employees is represented by a labor union. Recognizing that our employees are the key to our success, we strive to provide each employee with an environment for professional growth and development.

Financial Information About Geographic Areas

     All of our revenues are derived from customers within the United States. All of our assets are located in the United States.

Legal Matters

     Except as otherwise provided in the separation and distribution agreement, we have assumed any liabilities Navidec incurred with respect to various pending claims and legal proceedings to the extent they relate to the businesses transferred from Navidec to us. We are obligated to indemnify Navidec for the liabilities we have assumed, and it is also possible that we will be named as a subject or defendant in those claims or legal proceedings. In addition, we expect that we and our subsidiaries will from time to time become subject to claims and legal proceedings arising in the ordinary course of business. It is not feasible to predict the outcome of any such proceedings, and we cannot assure you that their ultimate disposition will not have a material adverse effect on our business, financial condition, cash flows or results of operations.

     On December 22, 2004, Navidec, Inc. received from the Securities and Exchange Commission (the "SEC") an Order Directing a Private Investigation and Designating Officers to Take Testimony. Navidec, Inc. intends to fully cooperate with the SEC in its investigation.

     The precise nature and scope of the SEC's investigation is presently unknown. However, Navidec, Inc. believes that the SEC's investigation relates, at least in part, to the restatement of its reported earnings for the first and second quarters of 2003. This restatement was reported in Navidec, Inc.'s Form 10-Q for the third quarter of 2003 filed on December 11, 2003.

     Per the terms of the Merger Agreement pursuant to which Navidec, Inc. acquired BPZ Energy, Inc., the present management of Navidec, Inc. consists solely of the principals of BPZ Energy, Inc.

     Pursuant to the merger, the parties thereto agreed that all pre-merger operations, assets and liabilities of Navidec, Inc. would be spun off into the Company, to be owned by the Navidec, Inc. shareholders of record on September 9, 2004. This record date is prior to the Navidec, Inc./BPZ merger transaction. In connection with the spin off, the Company has a requirement to indemnify Navidec, Inc. with respect to the costs of this matter, including the expenses related to Navidec, Inc.'s response to SEC subpoenas and other discovery requests and indemnification obligations to its former officers and directors.

                                   PROPERTIES

     Our operations are principally located at Fiddler's Green Center, 6399 S. Fiddler's Green Circle, Greenwood Village, Colorado, in a 6,670 square foot facility. The lease for this facility was renewed for a three-year term in July 2003 and has a current lease rate of approximately $11,000 per month through June 30, 2006. Navidec Financial Services currently plans to continue to utilize this facility through the term of the current lease. Navidec's Northsight Mortgage Group LLC subsidiary, which will become a subsidiary of Navidec Financial Services in the separation from Navidec, utilizes offices located at 14300 N. Northsight Blvd., Scottsdale, Arizona, in an approximately 2,500 square foot facility. The lease for this facility has a current lease rate of approximately $5,350 per month.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

OVERVIEW

     Navidec Financial Services, Inc. is organized into three divisions, Financial Services, Technology, and Mortgage Services. In October of 2002, Navidec formed a new wholly owned subsidiary Navidec Capital, Inc, which was renamed Navidec Financial Services, Inc. ("NFS") in August 2003. In August 2003, Navidec Technology Corporation was formed as a wholly owned subsidiary of Navidec, Inc. and in October 2003, changed its name to SwiftSure, Inc. On September 11, 2003, the Company entered into an agreement with Northsight Mortgage Group, LLC ("Northsight") and its sole member that provided for the transfer of 80% of the issued and outstanding membership units of Northsight to Navidec for Navidec common stock.

NFS provides consulting, personnel, and services to emerging growth micro and small capitalization companies to help them effectively structure transactions to attract public and private capital. NFS also provides financial public relations services. Management believes that micro and small cap companies rarely have the legal, accounting, or marketing resources necessary to effectively interact with the highly regulated and competitive financial markets. We provide assistance in obtaining these types of resources so that the entrepreneur can focus on growing the business After evaluating a potential client for their probability of success and determining the company's growth strategy and anticipated capital requirements, NFS provides specific recommendations, personnel, and services to work in concert with the company to develop and execute financial transactions. NFS receives monthly consulting fees from its clients as well as billing for time and charges for additional services provided. In addition, NFS may sometimes invest its own capital in clients with whom they've contracted. As part of its compensation from clients, NFS may also receive equity options. Typically NFS seeks clients who are well managed, offer cash flow and the opportunity for long-term growth.

Mortgage Services is focused on providing end to end mortgage services from back office processing to mortgage banking services. On September 11, 2003, the Company entered into an agreement with Northsight Mortgage Group, LLC ("Northsight") and its sole member that provided for the transfer of 80% of the issued and outstanding membership units of Northsight to Navidec for Navidec common stock. Northsight is a Scottsdale, Arizona based mortgage broker engaged in the business of marketing, arranging and selling of consumer home mortgages. The Company plans to acquire and integrate companies providing these services. The company will focus on business opportunities within this industry segment that offer cash flow, strong management and opportunity for growth.

     In 2003, Navidec Technology provided quality solutions that enabled organizations to manage secure access to web applications within the enterprise and across the business value chain. At present, our efforts in this regard are focused on finding technology sector business opportunities that offer cash flow, strong management and an opportunity for growth.


Navidec's operating expenses consist of product development, general and administrative, sales and marketing and depreciation and amortization Additional operating expenses were incurred in 2003, such as non-cash stock expense and losses on impairment of assets. Product development includes salaries and out-of-pocket expenses incurred in developing new technologies for our own use or for future customer applications generally, as opposed to customer-specific development. General and administrative consists primarily of salary and benefit expenses for our non-billable employees. It also includes expenses associated with our office facility and equipment leases. Sales and marketing includes personnel costs, advertising costs, costs associated with participation in trade shows and direct marketing program and related travel expenses. Non-cash stock expense relates to employee stock options that were re-priced in 2001, employee stock options issued at below market value in 2003, warrants given to a third party vendor for marketing services provided during 2001, and the expense recognized upon amending the convertible debentures to allow participation in our rights offering in 2003. Restructuring charges are related to expenses incurred in reducing employees to a level that corresponded to current demands for services, and expenses related to restructuring leases to meet the needs of the company. Loss on impairment of assets is the cost of bringing assets in line with current market value.

CRITICAL ACCOUNTING POLICIES

We have identified the policies below as critical to our business operations and the understanding of our results from operations. The impact and any associated risks related to these policies on our business operations is discussed throughout Management's Discussion and Analysis of Financial Conditions and Results of Operations where such policies affect our reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, see Note 2 in the Notes to the Consolidated Financial Statements beginning on page F-9 of this information statement. Note that our preparation of this Information Statement requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates. For fiscal 2003 significant estimates were made with respect to contingent liabilities that were recorded with regard to certain pending lawsuit (See Note 2) and with regards to the impairment of inventory and fixed assets (See Note 7). The valuations of the Navidec and Navidec warrants that we received are also significant estimates in September 2004.

Revenue Recognition

We follow very specific and detailed guidelines in measuring revenue; however, certain judgments affect the application of our revenue policy. In addition, our revenue recognition determines the timing of certain expenses, such as commissions. During 2003, approximately 27% of our revenue was generated from fixed-price, fixed completion date work. Revenue for this work is recognized on a percentage-of-completion basis using the ratio of direct costs incurred to the estimated total direct costs of the engagement. Estimates of the total direct costs of the engagement require judgments about the time needed to complete the project and the level of personnel involved. Management regularly reviews its estimates and underlying assumptions for contracts in progress. The remaining 73% of revenue during 2003 was from time and materials contracts for which revenue is recognized as the work is completed. Revenue recognition for time and materials contracts is not significantly impacted by judgments and estimates. Revenue results are difficult to predict, and any shortfall in revenue or delay in recognizing revenue could cause our operating results to vary significantly from quarter to quarter and could result in future operating losses.

Reserves for Bad Debt

Our policy on reserves for bad debt determines the timing and recognition of expenses. We follow guidelines that reserve based off of historical and account specific trends; however, certain judgments affect the application of our bad debt reserve policy. Our receivables are recorded net of an allowance for doubtful accounts which requires management to estimate amounts due which may not be collected. This estimate requires consideration of general economic conditions, overall historical trends related to the Company's collection of receivables, customer specific payment history, and customer specific factors affecting their ability to pay amounts due. Management routinely assesses and revises its estimate of the allowance for doubtful accounts.

Goodwill and Intangible Assets

Intangible assets are amortized on a straight-line basis over their estimated useful lives. Goodwill is evaluated annually to determine if its value has been impaired. On September 11, 2003, the Company entered into an agreement with Northsight Mortgage Group, LLC ("Northsight") and its sole member that provided for the transfer of 80% of the issued and outstanding membership units of Northsight to Navidec resulting in the realization of $190,000 of goodwill. Management determined that due to the recent time frame of this acquisition and other factors related to the expected performance and growth of Northsight in fiscal 2005, that no impairment should be realized through September 2004.

RESULTS OF OPERATIONS (a)
                                                        Years ended December 31,
                                                           2003          2002
                                                           ----          ----
REVENUE:
     Technology                                          $   776        $ 5,120
     Financial Services                                        5           --
     Mortgage Services                                       196           --
                                                         -------        -------

        Total revenue                                        977          5,120
COST OF REVENUE                                              415          2,846
                                                         -------        -------

     Gross margin                                            562          2,274
OPERATING EXPENSES:
     Product development                                     123            147
     General and administrative                            1,845          2,062
     Sales and marketing                                     359            952
     Depreciation/amortization &                           1,872          1,947
     impairment of goodwill
     Non cash stock expense                                   53             71
     Restructuring charges                                  --             --
     Loss on impairment of inventory                         288           --
     Loss on impairments of assets                           530           --
                                                         -------        -------

         Total operating expenses                          5,070          5,179
                                                         -------        -------

LOSS FROM OPERATIONS                                     $(4,508)       $(2,905)
                                                         =======        =======

RESULTS OF OPERATIONS AS A PERCENTAGE OF
REVENUES (a)
                                                      Years ended December 31,
                                                        2003          2002
                                                        ----          ----
REVENUE:
     Technology                                          79.4%        100.0%
     Financial Services                                   0.5%         --
     Mortgage Services                                   20.1%         --
                                                      -------       -------

      Total revenue                                     100.0%        100.0%
COST OF REVENUE                                          42.5%         55.6%
                                                      -------       -------

     Gross margin                                        57.5%         44.4%

OPERATING EXPENSES:
     Product development                                 12.6%          2.9%
     General and administrative                         188.8%         40.3%
     Sales and marketing                                 36.7%         18.6%
     Depreciation/amortization &                        191.6%         38.0%
     impairment of goodwill
     Non-cash stock expense                               5.4%          1.4%
     Restructuring charges                                --            --
     Loss on impairments of inventory                    29.5%          --
     Loss on impairments of assets                       54.2%          --
                                                      -------       -------

     Total operating expenses                           518.9%        101.2%
LOSS FROM OPERATIONS                                   (461.4%)       (56.8%)

(a) The above tables set forth historical financial information derived from the financial statements of Navidec, Inc. for the years ended and as of December 31, 2003 and 2002.

YEARS ENDED DECEMBER 31, 2003 AND 2002

Revenues for 2003 were $977,000, a decrease of $4.1 million, or 80.9%, from 2002 revenues of $5.1 million. The decrease was primarily a result of lower market demand for IT services and an overall downturn in the economy.

Gross margin decreased $1.7 million, or 75.3%, from a gross margin of $2.3 million in 2002 to $562,000 in 2003. As a percentage of revenue, gross profit increased from 44.4% to 57.5%. The decrease in total dollars was a result of decreased revenues. The percentage increase was caused as a result of the product mix in eSolutions.

Product development costs decreased $24,000, or 16.3%, from $147,000 in 2002 to $123,000 in 2003. As a percentage of revenue, product development costs increased from 2.9% in 2002 to 12.6% in 2003. The decrease in total dollars is the result of a decreased focus on new eSolutions product development. The percentage increase was caused as a result of overall lower revenues.

General and administrative expenses decreased $217,000 or 10.9%, from general and administrative expenses of $2.0 million in 2002 to $1.8 million in 2003 due to reductions in personnel and associated overhead expenses. As a percentage of revenue, general and administrative expenses increased from 39.3% in 2002 to 188.8% in 2003.

Sales and marketing expenses decreased $593,000, or 62.3%, from $952,000 in 2002 to $359,000 in 2003. As a percentage of revenue, sales and marketing expenses increased from 18.6% to 36.7% of revenue in 2002 and 2003, respectively. The decreased spending was primarily due to decreased marketing activities and the closing of remote sales offices.

During 2001, the Company cancelled approximately 1.3 million unexercised and outstanding stock options and granted 883,000 replacement options with a strike price of zero. Deferred compensation was recorded for the intrinsic value of the options and compensation expense of $566,000 was recorded as non-cash stock expense as the deferred compensation was amortized. In 2003, the Company also issued options to certain employees with an exercise price below market. The Company recorded a non-cash compensation expense of $70,000 related to these options. At December 31, 2003 approximately $4,000 of deferred compensation remained, which was amortized into non-cash stock expense in future periods. The Company has presented non-cash stock expense in the accompanying consolidated statements of operations. The allocation of non-cash stock expense to the same functional classification as the employees' cash compensation is as follows:

                                                                       2003
                                                                       ----
                                                                  (In Thousands)
Cost of revenue                                                       $ 23
Sales and marketing                                                     55
General and administrative                                              26
                                                                      ----
  Total non-cash stock expense                                        $104
                                                                      ====

Depreciation and amortization decreased approximately $75,000 or 3.8% from $1.95 million in 2002 to $1.88 million in 2003. Depreciation was down in part due to asset impairments and due to more assets becoming fully depreciated. In 2003 the Company recorded a loss of $530,000 due to impairments of fixed assets.

Interest income decreased from $32,000 in 2002 to $114 in 2003. This decrease was the result of lower cash and investment balances in 2003.

Interest expense decreased $171,000 or 78% from $219,000 in 2002 to $48,000 in 2003.

During 2001 Navidec realized a loss of $44.9 million on the sale of the majority of its holding in CarPoint, Inc and the write down of the remaining balance to fair value. The remainder of the CarPoint stock was carried at $588,000 at December 31, 2001 and sold in March 2002.

During 2002, the Company sold BEA Systems, Inc. stock with an original cost of $29,000 for $12,000, resulting in a $17,000 loss included in other income. During parts of 2003, the Company had excess cash available to it, not immediately required for operations. Since money market and other yields on short-term investments were nearly zero, management elected to open a managed, discretionary trading account to invest approximately $200,000 of its excess cash in an attempt to improve yields. The investment style utilized by the account manager involved short-term investments and rapid turnover periodically utilizing margin in order to take advantage of trends recognized by the manager. During the year ended December 31, 2003, total purchases of marketable securities in the Company's account were $20,992,000 and total sales of marketable securities in the account were $21,041,000 resulting in short term capital gains totaling $56,000 during that period.

During 2003, Navidec settled its lawsuit against a vendor for $350,000 that was pending in the United States District Court for the District of Colorado. This amount was netted against current year legal fees of approximately $47,000, $8,000 of outstanding accounts payable balances, and a previously recorded receivable of $70,000, resulting in a gain of $225,000, which is shown as a Gain on Legal Settlement on our statement of operations. The terms and conditions of the settlement are confidential.

The Company's deferred tax assets, including approximately $45 million in net operating loss carryforwards are fully reserved because their realization is not certain and utilization is limited as a result of changes in ownership in the Company.

During 2003, the Company realized a loss of $288,000 on the impairment of inventory. This was due to the write off of third party software applications that had been held in inventory as part of the Company's product distribution segment. The Company had been in discussions with a potential buyer in 2003 but the sales effort was unsuccessful and no other market was found. As a result of the items discussed above, we recorded a net loss of $4.1 million in 2003 versus net loss of $3.2 million in 2002. Our basic and diluted loss per share was $3.28 in 2003 versus a loss per share of $4.84 in 2002.


RESULTS OF OPERATIONS (a)
                                                 Nine months ended September 30,
                                                    2004            2003
                                                    ----             ----
REVENUE:
     Technology                                    $    50         $   525
     Financial Services                                143            --
     Mortgage Services                                 621            --
                                                   -------         -------

        Total revenue                                  814             525
COST OF REVENUE                                         76             274
                                                   -------         -------

     Gross margin                                      738             251
OPERATING EXPENSES:
     Product development                                 0              70
     General and administrative                      2,944           1,129
     Sales and marketing                                 0             210
     Depreciation/amortization &                       141           1,545
     impairment of goodwill
         Total operating expenses                    3,085           2,954
                                                   -------         -------

LOSS FROM OPERATIONS                               $(2,347)        $(2,703)
                                                   =======         =======

RESULTS OF OPERATIONS AS A PERCENTAGE OF REVENUES

                                                Nine months ended September 30,
                                                     2004            2003
                                                     ----            ----
REVENUE:
     Technology                                        6.1%          100.0%
     Financial Services                               17.6%           --
     Mortgage Services                                76.3%           --
                                                   -------         -------

      Total revenue                                  100.0%          100.0%
COST OF REVENUE                                        9.3%           52.2%
                                                   -------         -------

     Gross margin                                     90.7%           47.8%

OPERATING EXPENSES:
     Product Development                               0%             13.4%
     General and administrative                      361.6%          215.1%
     Sales and marketing                               --             40.0%
     Depreciation/amortization &                      17.3%          294.3%
     impairment of goodwill
                                                   -------         -------

     Total operating expenses                        379.0%          562.8%
LOSS FROM OPERATIONS                                (288.3%)        (515.0%)

(a) The above tables set forth historical financial information derived from the unaudited financial statements of Navidec Financial Services, Inc. for the nine months ended September 30, 2004 and the unaudited financial statements of Navidec, Inc. for the nine months ended September 30, 2003

NINE MONTHS ENDED SPETEMBER 30, 2004 AND 2003

Revenue for the nine months ended September 30, 2004 increased $289,000, or 55%, from 2003 revenues of $525,000. The increase was primarily a result of the acquisition of Northsight Mortgage in 2003, and the added revenue from Financial Services in 2004.

Gross margin increased $487,000 for the nine months ended September 30, 2004 or 194%, from a gross margin of $251,000 for the nine months ended September 30, 2003. As a percentage of revenue, gross profit increased from 47.8% to 90.7%. The overall increase in gross margin was a realized as a result of the Company's refocus on the Financial and Mortgage Services business segments and the significantly lower cost of revenue associated with these segments as compared to the Technology segment.

General and administrative expenses for the nine months ended September 30, 2004 increased $1.8 million or 160.8%, from general and administrative expenses of $1.1 million for the nine months ended September 30, 2003. This was primarily as a result of costs associated with the merger transaction between Navidec, Inc. and BPZ energy, Inc. and compensation expense in 2004 from the issuance of stock and options to employees.

For the nine months ended September 30, 2004, Product Development and Sales and Marketing expenses each decreased 100%, from $70,000 and $210,000 respectively during the nine months ended September 30, 2003. Historically, spending in these categories has been almost entirely related to activities in the Technology Services business segment. Decreased spending in these categories was primarily due to the movement of the Company away from this segment.

Depreciation and amortization for the nine months ended September 30, 2004 decreased $1.4 million to $141,000 from $1.5 million during the same period in 2003. Depreciation was down in part due to asset impairments during the prior year period and due to more assets becoming fully depreciated.

As a result of the items discussed above, Navidec Finacial Services, Inc. recorded a net loss of $1.8 million for the nine months ended September 30, 2004 versus a net loss by Navidec, Inc. of $2.4 million for the same period in 2003. Navidec Financial Services, Inc's basic and diluted loss per share was $0.91 for the nine months ended September 30, 2004 versus a loss per share of $3.02 by Navidec, Inc. for the same period in 2003.


LIQUIDITY AND CAPITAL RESOURCES

From our inception through September 30, 2004, we have funded our operations primarily from the following sources:

     o Equity proceeds through public offerings and private placements of our securities;

     o    Revenue generated from operations;

     o    Loans from principal shareholders and employees;

     o    Loans and lines of credit; and

     o    Accounts receivable factoring arrangements made available by banks.

Cash flow from operations has not historically been sufficient to sustain our operations without the above additional sources of capital.

As of December 31, 2003, we had cash and cash equivalents of $302,000 and a working capital deficit of $311,000. This compares with cash and cash equivalents of $130,000 and working capital of $182,000 as of December 31, 2002.

Cash used in our operating activities totaled $1.4 million for the year ended December 31, 2003. A decrease of approximately $400,000 or 22.2% when compared with $1.8 million for the year ended December 31, 2002. The decrease in cash used in operating activities for the year ended December 31, 2003 was primarily the result of cost savings realized through the restructuring of our operations.

Cash provided by investing activities total approximately $140,000 for the year ended December 31, 2003 compared with $581,000 for the year ended December 31, 2002. Cash provided by investing activities for year ended December 31, 2003 was primarily provided by the sale of equipment and marketable securities for $124,000 and $22,000 of cash acquired through an acquisition. Cash provided by investing activities in 2002 consisted primarily of sales of investments for approximately $600,000.

Cash provided by financing activities was $1.4 million during the year ended December 31, 2003. Cash used in financing activities was $1.1 million during the year ended December 31, 2002. The cash provided by financing activities for year ended December 31, 2003 was primarily the proceeds from the sale of common stock and warrants, less payments on our notes and leases payable. Cash used in financing activities in 2002 includes a pay down of notes and capital leases of $1.9 million, advances from the Company's credit line of $350,000 and a new note of $135,000 and a new $250,000 convertible debenture taken out during the forth quarter of the year.

The Company has implemented a plan of action in order to sustain operations and satisfy the financial covenants on its credit facilities. During 2003 and 2002, the Company significantly reduced costs through headcount reductions and reduction of operating expenses. The Company continues to evaluate its contractual obligations and is seeking to renegotiate certain of these obligations in order to further reduce costs. The Company believes that its cash and cash equivalents, working capital, and ongoing business will sustain operations until the end of 2005.

At December 31, 2003, the Company had a working capital deficit of approximately $311,000. The Company had a net loss of $4,111,000 and $3,195,000 for the years ended December 31, 2003 and 2002 respectively. These factors indicate a substantial doubt that the Company will be able to continue operations as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue operations.

The Company's financial statements for the nine months ended September 30, 2004 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company has historically reported net losses, including reporting a net loss of approximately, $1.8 million for the nine months ended September 30, 2004 and has a working capital deficit of approximately, $934,000 as of September 30, 2004.

Management cannot provide assurance that the Company will ultimately achieve profitable operations or be cash positive or raise necessary additional debt and/or equity capital. If substantial losses continue and/or the Company is unable to raise additional capital, liquidity problems could cause the Company to curtail operations, liquidate assets, seek additional capital on less favorable terms and/or pursue other such actions that could adversely affect future operations. These financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the company be unable to continue as a going concern. Cash flow from operations has not historically been sufficient to sustain our operations without the above additional sources of capital.

As of September 30, 2004, we had cash and cash equivalents of $549,000, and a working capital deficit of approximately $637,000. This compares with cash and cash equivalents of $688,000 and working capital of $52,000 as of September 30, 2003. Cash used by operating activities totaled approximately $1,504,000 for the nine months ended September 30, 2004 compared with approximately $663,000 for the nine months ended September 30, 2003.

Cash provided by investing activities for the nine months ended September 30, 2004 was $409,000 compared with cash provided by investing activities of $109,000 for the nine months ended September 30, 2003. Cash provided by investing activities for the nine months ended September 30, 2004 was primarily generated by the sale of equity investments

Cash provided by financing activities was approximately $1,342,000 during the nine months ended September 30, 2004 compared to cash provided by financing activities of $1,242,000 for the nine months ended September 30, 2003. The cash provided by financing activities for the nine months ended September 30, 2004 was primarily the proceeds from the sale of common stock and warrants.

On January 7, 2004, Navidec, Inc. extended a promissory note to Mendell-American, Inc. ("Mendell") in the amount of $50,000. Under the terms of the note Mendell was to repay the full amount of the note plus accrued interest, at 10% per annum, on or before July 6, 2004. The note further provided for an extension of the repayment date to September 30, 2004 if Mendell requested and Navidec, Inc. granted such an extension. Navidec, Inc. granted the payment extension. Navidec, Inc. then transferred ownership of the note to Navidec Financial Services, Inc. on September 7, 2004 as part of the merger transaction between Navidec, Inc. and BPZ Energy, Inc. On October 1, 2004 Navidec Financial Services, Inc. entered into a new promissory note agreement with Mendell for $53,658, representing the full principal amount and accrued interest to-date of the previous note. The full amount of this new note plus additional accrued interest, at 10% per annum, is due and payable in full on March 31, 2005. It is the opinion of management that even though the note itself is not currently in default under any of its terms it should, for the foreseeable future be fully reserved for on our balance sheet. We have based this opinion largely on a review of information regularly provided to us by Mendell with respect to the status of their current operations and development opportunities.

Cash provided by investing activities in the nine months ended September 30, 2004 was primarily from the sale of equity investments.

Navidec Financial Services is subject to various contractual obligations including long-term debt, capital leases, and operating leases. The table below summarizes these contractual obligations by year (in thousands):


                                         Total       Less than 1 year    1-3 years       Thereafter
                                         -----       ---------------     ---------       ----------

Long-term debt, including                $--              $--              $--              $--
current portion
Capital leases                             54               54              --               --
Operating leases                          221              126               95              --
                                         ----             ----             ----             -----
Total contractual cash obligations       $275             $180             $ 95             $--
                                         ====             ====             ====             =====

RECENT ACCOUNTING PRONOUNCEMENTS

SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, was issued in May 2003 and requires issuers to classify as liabilities (or assets in some circumstances) three classes of freestanding financial instruments that embody obligations for the issuer. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. Management believes the adoption of SFAS No. 150 had no material impact on its financial position or results of operations.

The FASB issued Interpretation ("FIN") No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others in November 2002 and FIN No. 46 Consolidation of variable Interest Entries, in January 2003, FIN No. 45 is applicable on a prospective basis for initial recognition and measurement provisions to guarantees issued after December 2002, however, disclosure requirements are effective immediately. FIN No. 45 requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligations undertaken in issuing the guarantee and expands the required disclosures to be made by the guarantor about its obligation under certain guarantees that it has issued. The adoption of FIN No. 45 did not have a material impact on the Companies financial position or results of operations. FIN No. 46 requires that a company that controls another entity through interest other than voting interest should consolidate such controlled entity in all cases for interim periods beginning after June 15, 2003. The adoption of FIN No. 46 had no material impact on its financial position or results of operations.

SFAS 123R applies to all stock option awards granted after the required effective date (the beginning of the first interim or annual reporting period that begins after December 15, 2005) and to awards modified, repurchased, or cancelled after that date. As of the required effective date, all public entities that used the fair-value-based method for either recognition or disclosure under Statement 123 will apply this Statement using a modified version of prospective application. Under that transition method, compensation cost is recognized on or after the required effective date for the portion of outstanding awards, for which the requisite service has not yet been rendered, based on the grant-date fair value of those awards calculated under Statement 123 for either recognition or pro forma disclosures. For periods before the required effective date, those entities may elect to apply a modified version of the retrospective application under which financial statements for prior periods adjusted on a basis consistent with the pro forma disclosures required for those periods by Statement 123. As a result, beginning in our fiscal first quarter for 2006, we will adopt SFAS 123R and begin reflecting the stock option expense determined under fair value based methods in our income statement rather than a pro forma disclosure in the notes to the financial statements. We expect the effect of adopting SFAS 123R to be similar to the effect presented in our pro forma disclosure related to SFAS 123.

FORWARD LOOKING STATEMENTS

Forward-looking statements in this Information Statement, including, without limitation, statements relating to our plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These factors include, among others, the following: ability to obtain additional financing; our limited operating history; our incubation strategy; unknown liabilities associated with future acquisitions; availability of qualified personnel; ability to manage growth; changes in technology; future government regulations; and other factors described in this Information Statement or in other of our filings with the Securities and Exchange Commission. We are under no obligation, to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to the impact of interest rate changes and change in the market values of our investments. Based on our market risk sensitive instruments outstanding as of September 30, 2004, as described below, we have determined that there was no material market risk exposure to our consolidated financial position, results of operations, or cash flows as of such date. We do not enter into derivatives or other financial instruments for trading or speculative purposes.

INTEREST RATE RISK - - At September 30, 2004 our exposure to market rate risk for changes in interest rates relates primarily to its borrowings. We have not used derivative financial instruments in our credit facilities. A hypothetical 10% increase in the Prime rate would not be significant to our financial position, results of operations, or cash flows.

INVESTMENT RISK - We have made investments in equity instruments in companies for business and strategic purposes. These investments are included in other long-term assets and are accounted for under the cost method since ownership is less than twenty percent (20%) and we do not assert significant influence.

INFLATION

We do not believe that inflation will have a material impact on our future operations.

                         THE SEPARATION AND DISTRIBUTION

General

     The board of directors of Navidec has to approved the distribution of all of the outstanding shares of our common stock to the holders of Navidec common shares. In the distribution, we expect each holder of Navidec common shares will receive one share of our common stock for every one Navidec common share held on September 9, 2004, which was the record date.

Reasons for the Separation and Distribution

     In connection with the opportunity to acquire BPZ Energy, BPZ required us to commit to this process to engage in a taxable distribution to Navidec shareholders of our new publicly-traded stock. Navidec's board believed that that process would be appropriate and advisable for Navidec and its shareholders. Navidec's board of directors believes that our separation from Navidec will provide both companies with the opportunity to focus exclusively on their respective businesses and their unique opportunities for long-term growth and profitability. In addition, the separation will enable each company to enhance its strategic, financial and operational flexibility.

Sharper Strategic Focus

     In conjunction with the BPZ Energy acquisition, both we and Navidec anticipate that the separation will allow each company to focus exclusively on the unique opportunities facing its respective business. As separate entities, both we and Navidec can use our respective resources to invest in opportunities targeted to each of our distinct strategies and markets. In addition, each company can devote more management time and attention toward meeting the unique needs of its respective customers. We believe this focused approach will allow each management team to make decisions more quickly and efficiently.

     Navidec's board of directors considered a number of other factors in evaluating the separation, including the possibility that we may experience disruptions to our business as a result of the separation, the reaction of Navidec shareholders to the separation and the one-time and on-going costs of the separation. Navidec's board of directors concluded that the potential benefits of the separation outweigh these factors, and that separating our business from Navidec's oil and gas exploration and production business after the acquisition of BPZ Energy in the form of a distribution to Navidec shareholders is appropriate and advisable for Navidec and its shareholders. Because Navidec believes a distribution to Navidec shareholders is the most economical means of separating our business for Navidec and its shareholders, other means of separating the business were not pursued.

Manner of Effecting the Distribution

     The general terms and conditions relating to the separation and distribution are set forth in the Merger Agreement (the "Merger Agreement") dated July 8, between Navidec and BPZ Energy. The distribution of our common stock to Navidec shareholders will be effective at 5:00 p.m. Mountain Time on the distribution date, which we expect will be January 17, 2005. For Navidec shareholders who own Navidec common shares in registered form on the record date, the transfer agent will credit their shares of Navidec Financial Services common stock to book entry accounts established by the transfer agent to hold their Navidec Financial Services common stock, and the distribution agent will send them a statement reflecting their Navidec Financial Services common stock ownership. Book entry refers to a method of recording stock ownership in our records in which no physical certificates are used. For shareholders who own Navidec common shares through a broker or other nominee, their shares of Navidec Financial Services common stock will be credited to their accounts by the broker or nominee. Following the distribution, stockholders whose shares are held in book entry form may request that their shares be transferred to a brokerage or other account, or that physical stock certificates be sent to them, in each case at any time and without charge.

     Navidec shareholders will not be required to pay for the shares of our common stock they receive in the distribution, nor will they need to surrender or exchange Navidec shares or take any other action in connection with the distribution. No vote of Navidec shareholders is required or sought in connection with the distribution, and Navidec shareholders have no appraisal rights in connection with the distribution.

     Fractional shares of our common stock will not be issued as part of the distribution nor will any be credited to book entry accounts.

     In addition, at the time of the distribution, each outstanding option to purchase Navidec common shares held by our employees will be cancelled and we will grant a similar option for our common stock. The new option will have the same aggregate intrinsic value and ratio of the exercise price per share to the market value per share as the related cancelled option. All other terms and conditions of the option, including the vesting schedule, will remain substantially the same as those of the related cancelled option.

     In order to be entitled to receive shares of our common stock in the distribution, you must have been a Navidec shareholder at the close of business on the record date, September 9, 2004.

     After the distribution, many of our stockholders may hold odd lots or blocks of less than 100 of our shares. An investor selling an odd lot may be required to pay a higher commission rate than an investor selling round lots or blocks of 100 shares.

Results of the Separation and Distribution

     After the separation and distribution, we will be an independent public company owning and operating what had previously been Navidec's financial services division business. Immediately after the distribution, we expect to have approximately 1500 holders of shares of our common stock (including shares held in street name) and we expect that approximately 7.4 million shares of our common stock including options will be issued and outstanding based on the number of beneficial shareholders and outstanding Navidec shares on September 9, 2004.

     The distribution will not affect the number of outstanding Navidec shares or any rights of Navidec shareholders, although it may affect the market value of each outstanding Navidec common share.

U.S. Federal Income Tax Consequences of the Distribution

     The following discussion summarizes the material United States federal income tax consequences to Navidec shareholders of the distribution to them of Navidec Financial Services common stock. We will refer to the spin off as the "Transaction." This discussion is based on currently operative provisions of the Internal Revenue Code of 1986 (the "Code"), Treasury regulations under the Code and administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Navidec, Navidec Financial Services or the Navidec stockholders as described herein. Navidec stockholders should be aware that this discussion does not address all federal income tax considerations that may be relevant to particular stockholders of Navidec in light of their particular circumstances, such as stockholders that are banks, insurance companies, pension funds, tax-exempt organizations, dealers in securities or foreign currencies, stockholders who are not United States persons, as defined in the Code, stockholders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions, stockholders who own Navidec common stock as part of an integrated investment (including a "straddle") comprising shares of Navidec common stock and one or more other positions, or stockholders who have previously entered into a constructive sale of Navidec common stock, or a transaction involving the options or warrants to purchase shares of common stock of Navidec or Navidec Financial Services. In addition, the following discussion does not address the tax consequences of the transaction under foreign, state or local tax laws or the tax consequences of transactions effectuated prior or subsequent to or concurrently with the transaction (whether or not such transactions are in connection with the transaction), including, without limitation, transactions in which Navidec common stock is acquired or Navidec Financial Services common stock is disposed of.

     ACCORDINGLY, NAVIDEC STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE SPECIFIC TAX CONSEQUENCES, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES, TO THEM OF THE TRANSACTION IN THEIR PARTICULAR CIRCUMSTANCES.

     For United States federal income tax purposes, the Transaction will constitute a taxable distribution to Navidec's stockholders of common stock of Navidec Financial Services. The amount of the distribution is equal to the value of the Navidec Financial Services stock on the date of the distribution transferred to each Navidec shareholder. The distribution will be taxable as a dividend to the extent Navidec has current or accumulated earnings and profits. Navidec has a deficit in accumulated earnings and profits as of the end of its prior fiscal year, so the distribution will be taxable as a dividend only if Navidec has positive earnings and profits for the year in which the distribution occurs (notwithstanding that earnings and profits in the current year may be significantly less than the deficit in accumulated earnings and profits existing as of the end of Navidec's prior fiscal year).

     Navidec is required to furnish tax reporting statements (Form 1099-DIV) to distributees on or before January 31 of the following year. The amount reported is the amount of the distribution that constitutes a dividend based on each shareholder's allocable share of Navidec's current earnings and profits, if any.

     The Jobs and Growth Tax Relief Reconciliation Act of 2003 reduced the tax rate for certain dividends to noncorporate shareholders. Specifically, an individual's "qualified dividend income" is taxed at net capital gain rates, currently a maximum of 15%. "Qualified dividend income" generally means dividends received from domestic corporations and from certain foreign corporations.

     To the extent the amount of the distribution is not a dividend because it exceeds each shareholder's allocable share of Navidec's current earnings and profits, it will be applied against each shareholder's basis in the Navidec shares held by the shareholder. To the extent the amount of the distribution exceeds each shareholder's earnings and profits and such shareholder's basis in the shares held in Navidec, the distribution will represent capital gain. The IRS position is that if shares were acquired at different times and have a different cost basis, the distribution must be applied pro rata against each shareholder's shares separately rather than on an aggregate basis. As a result, the distribution could cause recognition of some capital gain on shares with a low basis while less or no capital gain may be recognized on shares with a higher basis.

     To the extent a distribution with respect to a Navidec share exceeds both the allocable earnings and profits and basis, it is treated as gain from the sale or exchange of the share. Assuming the shares are a capital asset and have been held for one year or more, the shareholder should be entitled to long-term capital gain. Corporate shareholders are entitled to a dividend received deduction of generally 70% of the amount of the distribution that is treated as a dividend. The corporate recipient must generally have held the dividend-paying stock for more than 45 days during the 90-day period beginning on the date that is 45 days before the date on which the stock becomes ex-dividend.

     The tax basis of the Navidec Financial Services common stock received by Navidec stockholders in the spin-off will be equal to the fair market value of such stock on the date of the spin-off. The holding period of the Navidec Financial Services common stock received in the spin-off will commence on the day after the spin-off.

     You may be subject to "backup withholding" on payments (including the distribution of Navidec Financial Services common stock) received in connection with the transaction unless you (1) provide to the exchange agent a correct taxpayer identification number (which, if you are an individual, is your social security number) and any other required information, or (2) are a corporation or otherwise qualify under certain exempt categories and, when required, demonstrate this fact, all in accordance with the requirements of the backup withholding rules. The backup withholding tax rate is 28% for payments received in 2004. If you do not provide a correct taxpayer identification number, you may be subject to penalties imposed by the Internal Revenue Service. Amounts paid as backup withholding do not constitute an additional tax and are creditable against your United States federal income tax liability. You should consult with your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption. You may prevent backup withholding by completing a W-9 or substitute W-9 and submitting it to the exchange agent when you submit your stock certificate(s) following the effective time of the merger.

     THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION TO NAVIDEC STOCKHOLDERS. NAVIDEC STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE TRANSACTION, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

Quotations for and Trading of our Common Stock

     There is not currently a public market for our common stock. The shares distributed to Navidec shareholders will be freely tradable on the OTC Bulletin Board after the distribution date and after the NASD assigns a symbol for that purpose, except for shares received by people who may have a special relationship or affiliation with us. People who may be considered our affiliates after the distribution generally include individuals or entities that control, are controlled by or are under common control with us. This will include all of our executive officers and directors. Persons who are our affiliates will be permitted to sell their shares only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as exemptions afforded by Section 4(2) of the Securities Act or Rule 144 thereunder.

Reason for Furnishing this Information Statement

     This information statement is being furnished solely to provide information to shareholders of Navidec who will receive shares of our common stock in the distribution. It is not and is not to be construed as an inducement or encouragement to buy or sell any of our securities. The information contained in this information statement is believed by us to be accurate as of the date set forth on its cover. Changes may occur after that date, and we will not update the information except in the normal course of our public disclosure obligations and practices.

           ARRANGEMENTS BETWEEN NAVIDEC AND NAVIDEC FINANCIAL SERVICES

     The Merger Agreement will govern the relationship between Navidec and us subsequent to the distribution.

     The material agreements summarized below will be filed as exhibits to the registration statement of which this information statement is a part, and the summaries of each of these agreements set forth those terms we believe to be material. These summaries are qualified in their entirety by reference to the full text of the agreements. The terms of these agreements have not yet been finalized and are being reviewed by us and Navidec.

The Merger Agreement

     The Merger Agreement sets forth the agreements between us and Navidec with respect to the principal corporate transactions required to effect the separation and the distribution of our shares to Navidec shareholders and other agreements governing the relationship between Navidec and us.

The Separation

     To effect the separation, Navidec has, and has caused its subsidiaries to, transfer the assets and liabilities of our business to us.

     Except as expressly set forth in the agreement, we will assume, or agree to assume, and will agree to perform and fulfill all of the liabilities of our business in accordance with their respective terms. Except as expressly set forth in the agreement, neither we nor Navidec make any representation or warranty as to the assets, business or liabilities transferred or assumed as part of the separation, as to any consents or approvals required in connection with the transfers, as to the value or freedom from any security interests of any of the assets transferred, as to the absence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other asset of either us or Navidec, as to the merchantability or fitness for a particular purpose of any of our assets, or as to the legal sufficiency of any assignment, document or instrument delivered to convey title to any asset transferred.

     All assets were transferred on an "as is," "where is" basis, and we will agreed to bear the economic and legal risks that any conveyance is insufficient to vest in the transferee good and marketable title, free and clear of any security interest, and that any necessary consents or approvals are not obtained or that requirements of laws or judgments are not satisfied.

Releases and Indemnification

     The Merger Agreement provides that Navidec Financial Services and its affiliates will release and discharge Navidec and its affiliates from all liabilities assumed by Navidec Financial Services as part of the separation, from all acts and events occurring or failing to occur, and all conditions existing, on or before the distribution date relating to our business, and from all liabilities existing or arising in connection with the implementation of the separation, except as expressly set forth in the agreement. Navidec and its affiliates will release and discharge Navidec Financial Services and its affiliates from all liabilities retained by Navidec as part of the separation and from all liabilities existing or arising in connection with the implementation of the separation, except as expressly set forth in the agreement.

     We have agreed to indemnify, defend and hold harmless Navidec, each of its affiliates and each of their respective directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from:

     o the failure of us or any of our subsidiaries to pay, perform or otherwise promptly discharge any liabilities assumed by us or our subsidiaries as part of the separation, in accordance with their respective terms;

     o any breach by us or any of our subsidiaries of the agreement or any of the ancillary agreements; and

     o any untrue statement or alleged untrue statement in the registration statement or this information statement of a material fact, or any omission or alleged omission to state a material fact required to be stated in the registration statement or this information statement that is necessary to make the statements therein not misleading, except for any statement of a material fact made explicitly in Navidec's name or any omission to state a material fact necessary to make any statement made explicitly in Navidec's name not misleading.

     Navidec has agreed to indemnify, defend and hold harmless us, each of our affiliates and each of our respective directors, officers and employees from and against all liabilities relating to, arising out of or resulting from:

     o the failure of Navidec or any of its subsidiaries, other than us, to pay, perform or otherwise promptly discharge any of their respective liabilities retained by Navidec or its subsidiaries as part of the separation, in accordance with their respective terms;

     o any breach by Navidec or any of its subsidiaries, other than us, of the agreement or any of the ancillary agreements; and

     o any untrue statement or alleged untrue statement made explicitly in Navidec's name in the registration statement or this information statement of a material fact, or any omission or alleged omission to state a material fact necessary to make any such statement made explicitly in Navidec's name not misleading.

     The Merger Agreement also establishes procedures with respect to claims subject to indemnification and related matters.

Proceeding Liabilities

     Except as expressly set forth in any ancillary agreement, we have agreed to assume all liabilities of Navidec and its subsidiaries to the extent relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the distribution to the extent such liabilities relate to, arise out of or result from businesses and assets transferred from Navidec to us. The liabilities that we have agreed to assume include, among other things, liabilities for any claims or legal proceedings related to business as to be transferred to us but were discontinued prior to the distribution.

Expenses

     Except as expressly set forth in the Merger Agreement or in any ancillary agreement, all costs and expenses incurred in connection with the distribution incurred by Navidec or Navidec Financial Services prior to the distribution will be paid by Navidec, and all such costs and expenses incurred in connection with the distribution after the distribution will be paid by the incurring party.

Further Assurances

     In addition to the actions specifically provided for in the Merger Agreement, except as otherwise set forth therein or in any ancillary agreement, both we and Navidec have agreed to use commercially reasonable efforts, prior to, on and after the distribution date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by the agreement and the ancillary agreements.

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

Investor Relations and Public Relations Agreement

     Under the terms of the merger agreement for the acquisition by Navidec of BPZ Energy, Navidec has agreed that, from and after the closing date of that acquisition, Navidec will retain Navidec Financial Services for investor relations and public relations services for a period of not less than three months. In addition, Navidec will, during that twelve-month term of the agreement, budget a total of $360,000 on investor relations and public relations services. The related public relations agreement between Navidec and Navidec Financial Services provides for the payment to Navidec Financial Services of $30,000 per month as a fee plus all expenses of Navidec Financial Services payable under the agreement over the term of the agreement.

     As partial consideration for the services of Navidec Financial Services, Navidec has issued to Navidec Financial Services a stock purchase warrant granting the right to purchase up to 1,500,000 shares of Navidec common stock at an exercise price of $2.00 per share. The warrant expires on the July 8, 2006. In this regard, Navidec Financial Services has entered into sub-contract arrangements with certain third parties for the provision of some of the services contemplated under the aforementioned agreement. Pursuant to the terms of these sub-contract agreements, Navidec Financial Services has assigned 520,000 of the warrants to these third parties. Accordingly, the amount recorded in the unaudited Consolidated Balance Sheet of Navidec Financial Services as of September 30, 2004 for "Investment in securities" has been adjusted to reflect a remaining net right to purchase 980,000 shares of Navidec common stock.

Issuance of Shares of Navidec Common Stock to Navidec Financial Services

     Under the terms of the merger agreement for the acquisition by Navidec of BPZ Energy, upon the closing of that acquisition, Navidec did issue 604,246 shares of Navidec common stock to Navidec Financial Services. Pursuant to a subsequent action of our Board of Directors 104,246 shares of this Navidec common stock were transferred to certain officers, directors, and consultants to the Company as additional compensation in the merger transaction. Accrued compensation of $312,768 was recorded at September 30, 2004 related to the authorization of the transfer of shares to officers, directors, and consultants. The shares were transferred after September 30, 2004 leaving the Company with 500,000 shares of Navidec common stock.

                             OWNERSHIP OF OUR STOCK

     The following table sets forth information with respect to the projected beneficial ownership of our outstanding common stock immediately following completion of the distribution, by:

     o each person who is known by us to be the beneficial owner of 5 percent or more of our common stock;

     o our chief executive officer, our other executive officers ,and each director as identified in the "Management--Executive Compensation" section below; and

     o    all of our directors and executive officers as a group.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock and options, warrants and convertible securities that are currently exercisable or convertible within 60 days of this information statement into shares of our common stock are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

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


     To the extent our directors and officers owned shares of Navidec common stock at the time of the distribution, they will participate in the distribution on the same terms as other holders of Navidec common stock.

     The information below is based on the number of shares of Navidec Financial Services common stock that we believe will be beneficially owned by each person or entity effective with the distribution. The share amounts in the table reflect the expected distribution ratio of one share of our common stock for every one share of Navidec held by the listed person or entity as of September 9, 2004 plus any additional shares in Navidec Financial Services that may have been issued to them subsequent to this date.

     DIRECTORS' AND EXECUTIVE OFFICERS' AND FIVE PERCENT HOLDERS' OWNERSHIP


                                  Number of Shares of
                                  Common Stock to be             Percent of
Name and Address of               Beneficially Owned             Beneficial
Beneficial Owner (1)            After the Distribution           Ownership
-------------------------------------------------------------------------------

John R. McKowen                          1,248,362                19.6%
Robert D. Grizzle                          220,000                 3.4%
J. Ralph Armijo                             68,862                 1.1%
Daniel  F. Walen (2)                        85,334                 1.3%
All directors and executive              1,622,558                25.4%
officers as a group (three
persons)

(1) Except as noted above the business address for all listed individuals or entities is 6399 S. Fiddlers Green Circle, Suite 300, Greenwood Village, CO 80111

(2) The business address for Mr. Walen is 14300 N. Northsight Blvd., Suite 110, Scottsdale, Arizona 85260

     Rule 13d-3 under the Securities Exchange Act of 1934 governs the determination of beneficial ownership of securities. That rule provides that a beneficial owner of a security includes any person who directly or indirectly has or shares voting power and/or investment power with respect to such security. Rule 13d-3 also provides that a beneficial owner of a security includes any person who has the right to acquire beneficial ownership of such security within sixty days, including through the exercise of any option, warrant or conversion of a security. Any securities not outstanding which are subject to such options, warrants or conversion privileges are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person. Those securities are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person. Included in this table are only those derivative securities with exercise prices that we believe have a reasonable likelihood of being "in the money" within the next sixty days.

                                   MANAGEMENT

Our Directors and Executive Officers

     Our board of directors following the distribution will be comprised of two directors.

     The following table sets forth information as to persons who currently serve as our directors or executive officers, including their ages as of December 31, 2004. None of the identified officers retained their positions with Navidec, Inc. after the merger transaction.


   Name                       Age         Position
   ----                       ---         --------

John R. McKowen                54         President, Chief Executive Officer and
                                          Director

Robert D. Grizzle              43         Chief Financial Officer

Daniel F. Walen                58         Vice President, Mortgage Lending

J. Ralph Armijo                53         Director

     Our officers are elected by the board of directors at the first meeting after each annual meeting of our shareholders and hold office until their successors are duly elected and qualified under our bylaws.

Navidec Financial Services, Inc.
Directors and Executive Officers

     John R. McKowen has served as President and Chief Executive Officer of Navidec, Inc. since August 2003 and as a director of Navidec, Inc. since December 2002. He was the President of Navidec Financial Services from November 2002 through July 2003. Mr. McKowen was hired by Navidec, Inc. as a financial consultant in 1996 and was instrumental in the private, public and secondary financing of Navidec, Inc. He served as a financial consultant to Navidec, Inc. until March 1999. Mr. McKowen began his career in the financial services industry by joining Merrill Lynch in 1978. In 1980 he joined Dean Witter Reynolds. In 1984 Mr. McKowen began working as an independent consultant and has worked in that capacity for the last twenty years. Mr. McKowen received a B.A. in economics from Metropolitan State College.

     Robert D. Grizzle presently serves as Chief Financial Officer for Navidec Financial Services, Inc. Prior to that he served as Vice President of Finance for Navidec, Inc. He has over 20 years of finance, accounting, and information technology operations and management experience. In 1986 Mr. Grizzle joined Coopers & Lybrand (now PricewaterhouseCoopers). During his tenure there he served nationally as an analyst and project manager. His activities were primarily centered around the development and implementation of partnership tax allocations and investor relations software systems. In 1994, Mr. Grizzle began work as an independent consultant. Mr. Grizzle worked in that capacity until joining Navidec, Inc. in early 2004. Mr. Grizzle received a B.S.B.A. degree in Finance from the University of Northern Colorado.

     Daniel F. Walen is currently serving as Vice President, Mortgage, for Navidec Financial Services, Inc. and has served as Managing Member of Northsight Mortgage Group, LLC since 1999. Mr. Walen has over 35 years of experience in banking and mortgage management. From 1988 through 1999, Mr. Walen owned Valley Financial Funding, LLC, which he sold in December 1999. Mr. Walen also served as President, Vice President and as an Investment Officer of several Midwest banks from 1967-1988. Mr. Walen received a double major in Business Administration from Moorhead State University in Moorhead, Minnesota.

     J. Ralph Armijo served as President, Chief Executive Officer and as a director of Navidec, Inc. since its inception in 1993 through July 2003. Mr. Armijo currently serves as Chairman of the Board and a director of Navidec, Inc. and as President of Swiftsure, Inc., a wholly owned subsidiary of us. From June 1999 until October 2000, Mr. Armijo served as the Chairman of the Board of DriveOff.com, Inc. From 1981 to 1993, Mr. Armijo was employed by Tektronix, Inc., a communications company that also produces testing and measuring equipment, most recently as its Western Regional Manager. From 1976 to 1981, Mr. Armijo was employed by IBM Corporation, where he sold computerized accounting and financial applications to small and medium-sized businesses. Mr. Armijo received his B.A. from Colorado College and his M.B.A. from the University of California, Los Angeles.


Annual Meeting

     Our first annual meeting of stockholders after the distribution is expected to be held in May, 2005. This will be an annual meeting of stockholders for the election of directors. The annual meeting will be held at our principal office or at such other place or by electronic means as permitted by the laws of the state of Colorado and on such date as may be fixed from time to time by resolution of our board of directors.

Committee of the Board of Directors

     We will be managed under the direction of our board of directors. Our board of directors plans to establish one committee immediately following the distribution: an audit committee.

Audit Committee

     The audit committee will be comprised solely of directors who are independent and financially literate, as required by the Securities Exchange Act of 1934, as amended, which we refer to as the Securities Exchange Act. At least one member of the committee must have accounting or related financial management expertise. The functions of this committee will include:

     o meeting periodically with our management, internal auditors and independent auditors regarding our internal controls, accounting and financial reporting;

     o    appointing and evaluating the independent auditors;

     o reviewing and discussing our financial statements and earnings press releases with our management and independent auditors;

     o establishing procedures for the receipt, retention and treatment of complaints received by our company regarding accounting matters, and the confidential, anonymous submission by our employees of concerns regarding questionable accounting matters;

     o developing and recommending to the board of directors ethics and compliance programs, policies and procedures;

     o reviewing our quality control and regulatory compliance programs and the sufficiency of and compliance with our code of business conduct; and

     o reviewing current and emerging social, political, economic and environmental trends or issues that could affect our business.

     Both the independent auditors and the internal auditors will regularly meet privately with the audit committee and have unrestricted access to the audit committee.

Director Compensation

     Each director will receive $1,000 for each director's meeting attended in person and $500 for each meeting attended telephonically. Additionally, each member of the Audit Committee will receive $500 for each meeting attended of that committee, such meetings generally occurring immediately following a regularly scheduled director's meeting.


                             EXECUTIVE COMPENSATION

     During 2003, no executive compensation was paid and no options or other forms of long term consideration were granted to executives of the company.

Employment Agreements and Termination of Employment and Change-In-Control Arrangements

The Company entered an Employment Agreement with John R. McKowen, as its President and CEO ("CEO"), effective September 21, 2004. The term of that agreement is for two years and renews automatically for successive additional one-year periods provided that neither the CEO nor the Company provide the other with notice of their intent not to renew the agreement at least thirty (30) days before the anniversary date of the agreement. The CEO's current annual salary under the agreement is $120,000 and his salary is to be reviewed not less than monthly. The agreement also provides that the CEO may be paid an annual bonus at the discretion of the Board of Directors of the Company. The agreement further provides for the grant of 1,000,000 fully-vested options to purchase shares of the common stock of the company at a strike price of $0.05. In the event that CEO's employment were to be terminated without "Cause" by the Company, as defined in the agreement, then the Company must pay the CEO severance payments (the "Severance Payments"). The Severance Payments will be an amount equal to six months of the CEO's highest base salary in effect during the prior twelve months (either in a lump sum or in monthly increments depending on the Company's financial status),plus a pro rata amount of any annual bonus paid for the most recently completed fiscal year. In addition, upon termination of the CEO, the Company will provide the continuation of all of Benefits that the CEO is entitled to under Company plans, as defined in the agreement, for one year and the immediate vesting of all of the CEO's non-vested options for shares of the Company's capital stock. If the CEO's employment were terminated without Cause, including termination due to a change in control, the CEO would receive $60,000. The CEO will also receive a finder's fee for merger and acquisition transactions he introduces that are completed by the Company and is entitled to five percent of net profits received by the Company from acquisitions and consulting agreements he arranges.

The Company entered an Employment Agreement with Robert D. Grizzle as it's Chief Financial Officer ("CFO"), effective September 21, 2004. The term of that agreement is for one year and renews automatically for successive additional one-year periods provided that neither the CFO nor the Company provide the other with notice of their intent not to renew the agreement at least thirty (30) days before the anniversary date of the agreement. The CFO's current annual salary under the agreement is $90,000 and his salary is to be reviewed not less than monthly. The agreement also provides that the CFO may be paid an annual bonus at the discretion of the Board of Directors of the Company. The agreement further provides for the grant of 200,000 fully-vested options to purchase shares of the common stock of the company at a strike price of $0.05. In the event that CFO's employment were to be terminated without "Cause" by the Company, as defined in the agreement, then the Company must pay the CFO severance payments (the "Severance Payments"). The Severance Payments will be an amount equal to six months of the CFO's highest base salary in effect during the prior twelve months (either in a lump sum or in monthly increments depending on the Company's financial status),plus a pro rata amount of any annual bonus paid for the most recently completed fiscal year. In addition, upon termination of the CFO, the Company will provide the continuation of all of Benefits that the CFO is entitled to under Company plans, as defined in the agreement, for one year and the immediate vesting of all of the CFO's non-vested options for shares of the Company's capital stock. If the CFO's employment were terminated without Cause, including termination due to a change in control, the CFO would receive $45,000. The CFO will also receive a finder's fee for merger and acquisition transactions he introduces that are completed by the Company and is entitled to five percent of net profits received by the Company from acquisitions and consulting agreements he arranges.

Compensation Committee Interlocks and Insider Participation

     Navidec Financial Services board of directors in its entirety acts as the compensation committee for Navidec Financial Services.

Audit Committee

     J. Ralph Armijo serves as Chairman and sole member of the audit committee. The Navidec Financial Services board of directors has determined that Mr. Armijo qualifies as an independent director and an audit committee financial expert, as that term is defined by SEC rules.

Stock Option Plans

     Navidec Financial Services 2004 Long-Term Stock Incentive Plan.

     We intend to adopt the Navidec Financial Services 2004 Long-Term Stock Incentive Plan, which we refer to as the 2004 Stock Plan. The purpose of the 2004 Stock Plan is to (i) attract and retain qualified employees and directors;
(ii) motivate participants, by means of appropriate incentives, to achieve long-range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further align participants' interests with those of our other shareholders through compensation that is based on our common stock; and thereby promote the long-term financial interest of Navidec Financial Services and its subsidiaries, including the growth in value of Navidec Financial Services' equity and enhancement of long-term shareholder return.

     In connection with the distribution, we expect our nominations and compensation committee will grant our executive officers new options to purchase our common stock. We expect all such new options would be granted with an exercise price equal to the fair market value on the date of grant.

     The 2004 Stock Plan.

     The 2004 Stock Plan, which will include both incentive stock options and nonqualified stock options, will be administered by the Navidec Financial Services nominations and compensation committee which will generally be composed entirely of non-employee directors who meet the criteria of "outside director" under Section 162(m) of the Internal Revenue Code and "non-employee director" under Section 16 of the Securities Exchange Act of 1934, as amended. This committee will select the individuals who will receive options or awards from among the eligible participants, and determine the form of those awards, the number of shares or dollar targets of the options or awards and all terms and conditions of the options or awards. This committee will approve and certify the level of attainment of any performance targets established in connection with awards under the plan as may be required under Section 162(m) of the Code. The 2004 Stock Option Plan will be submitted for shareholder approval at the next annual shareholder meeting.

Stock Option Awards

     Stock options awarded may be either incentive stock options or nonqualified stock options. Options will expire no later than the tenth anniversary of the date of grant. The exercise price of incentive stock options may not be less than the fair market value on the date of grant except for options and awards converted to our stock in connection with the distribution or an acquisition. The committee may establish vesting or performance requirements which must be met prior to the exercise of the stock options. Stock options under the 2004

Stock Plan may be granted in tandem with stock appreciation rights. Conversion options may have exercise prices less than the stock value on the date of grant and will have a vesting schedule equivalent to the Navidec option being converted.

     Under the 2004 Stock Plan, conversion options may provide for the grant of an additional option--a replacement option--if the exercise price is paid using Navidec Financial Services shares rather than cash. The replacement option will cover the same number of shares as those surrendered to exercise the original option (plus the number of shares surrendered or withheld to satisfy tax withholding) and the replacement option will have an exercise price based on the then fair market value of the shares. The replacement option will be first exercisable six months following the date of grant and will have an expiration date equal to the original option.

Adjustments

     In the event of a corporate transaction involving Navidec Financial Services (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the committee may adjust outstanding awards to preserve the benefits or potential benefits of the awards. The adjustments, in the discretion of the committee, may include (i) adjustment of the number and kind of shares which may be delivered under the plans; (ii) adjustment of the number and kind of shares subject to outstanding awards; (iii) adjustment of the exercise price of outstanding options and stock appreciation rights; and (iv) any other adjustments that the committee determines to be equitable.

Change in Control

     Generally, upon a change in control of Navidec Financial Services (as defined in the plans), all outstanding options and stock appreciation rights will become fully exercisable and all stock units, restricted stock, restricted stock units, performance shares and performance units will become fully vested; provided, however, that if the vesting was based upon the level of performance achieved, such awards shall be fully earned and vested (and all performance measures deemed to be achieved).

Amendment and Termination

     With certain exceptions, the Board may, at any time, amend or terminate the 2004 Stock Plan and may amend any award agreement provided that no amendment or termination may, in the absence of written consent to the change by the affected participant (or, if the participant is not then living, the affected beneficiary), adversely affect the rights of any participant or beneficiary under any award granted under the plan prior to the date such amendment is adopted by the Board.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Business Consulting Agreement

     Pursuant to a Business Consulting Agreement dated July 8, 2004, by and between Navidec and Navidec Financial Services ("NFS"), NFS shall provide certain financial communication consulting services to BPZ Company, Inc., the post-merger successor to Navidec, Inc., and NFS shall receive in consideration therefore $360,000 in 12 monthly installments of $30,000, and options to purchase 1.5 million shares of Navidec common stock at $2.00 per share.

Issuance of Navidec Shares to Navidec Financial Services

     In consideration for NFS' assumption of Navidec's pre-merger liabilities as a condition to the closing of the merger, Navidec did issue 604,246 shares of its common stock to NFS upon the closing of the merger.

Assumption by Navidec Financial Services of Navidec Compensation Arrangements.

     Pursuant to certain assignment and assumption agreements by and between Navidec and NFS required as a condition to the closing of the merger, NFS did assume all of Navidec's liability under its 401(k) plan.

     Although the foregoing transactions were determined without arm's length negotiations and involved conflicts of interest between the interests of Navidec and the party related to Navidec, Navidec believes that the transactions were entered into on terms no less favorable to Navidec than could have been obtained from independent third parties.

                          DESCRIPTION OF CAPITAL STOCK

     The following information reflects our certificate of incorporation and bylaws as these documents will be in effect at the time of the distribution.

Authorized Capital Stock

     Immediately following the distribution, our authorized capital stock will consist of 10 million shares of preferred stock, par value $0.001 per share, and 100 million shares of common stock, par value $0.001. Immediately following the distribution, we expect that 6,377,548 shares of our common stock will be issued and outstanding based upon the number of shares of Navidec's common stock outstanding as of September 9, 2004 and the subsequent issue of an additional 1,200,000 shares to executive officers of the Company. No shares of our preferred stock will be outstanding.

Common Stock

     The holders of our common stock will be entitled to one vote for each share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Our articles of incorporation do not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of our preferred stock created by our board of directors from time to time, the holders of common stock will be entitled to dividends, if any, as may be declared from time to time by our board of directors from funds available therefore and upon liquidation will be entitled to receive pro rata all assets available for distribution to such holders. For a more complete discussion of our dividend policy, please see "Dividend Policy."

     The holders of our common stock will have no preemptive rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

     Our articles of incorporation authorizes our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of such series, including:

     o    the designation of the series;

     o the number of shares of the series, which number our board of directors may thereafter, except where otherwise provided in the applicable certificate of designation, increase or decrease, but not below the number of shares then outstanding;

     o    the rate of the dividend;

     o the redemption rights and price or prices, if any, for shares of the series;

     o the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

     o the amounts payable on and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs;

     o whether the shares of the series will be convertible or exchangeable into shares of any other class or series, or any other security, of us or any other corporation, and, if so, the specification of that other class or series or other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates as of which the shares will be convertible or exchangeable and all other terms and conditions upon which the conversion or exchange may be made;

     o restrictions on the issuance of shares of the same series or of any other class or series;

     o    the voting rights; and

     o    any other relative rights, preferences and limitations of the series.

     We believe that the ability of our board of directors to issue one or more series of our preferred stock will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which might arise. The authorized shares of our preferred stock, as well as shares of our common stock, will be available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. If the approval of our stockholders is not required for the issuance of shares of our preferred stock or our common stock, our board of directors may determine not to seek stockholder approval.

     Although our board of directors has no intention at the present time of doing so, it could issue a series of our preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue shares that may have such an effect based on its judgment as to the best interests of us and our stockholders. Our board of directors, in so acting, could issue our preferred stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

Transfer Agent and Registrar

     Computershare Trust Company, Inc. will be the transfer agent and registrar for our common stock.

MARKET FOR SHARES AND RELATED SHAREHOLDER MATTERS

     There is currently no market for our securities. We will apply for a symbol to trade on the OTC Bulletin Board after the distribution.

Equity Compensation Plans

     No equity compensation plans have currently been adopted. We will, however, adopt a stock option plan to accommodate the option grants agreed to in the company's employment contracts. The stocks option plan will be submitted for approval at the next shareholder meeting.


                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

     Navidec Financial Services currently expects to engage Hein & Associates LLP as its independent accountant to audit the annual financial statements of Navidec Financial Services. Hein & Associates LLP served as Navidec's independent accountant from 2002 through November 18, 2004.

     On May 1, 2002, Navidec, Inc. engaged Hein & Associates LLP to replace Arthur Andersen LLP as Navidec's independent accountant to audit Navidec's financial statements for the year ended December 31, 2002. Arthur Andersen LLP was dismissed as Navidec's independent accountant on the same date. The Audit Committee of Navidec's Board of Directors approved the change in Navidec's independent accountant.

     The independent auditor's report of Arthur Andersen LLP dated April 3, 2002 for Navidec's financial statements for the year ended December 31, 2001 did not contain an adverse opinion or a disclaimer of opinion, and was not modified as to audit scope or accounting principles. However, the report did contain an explanatory fourth paragraph related to the uncertainty about Navidec's ability to continue as a going concern. During Navidec's three most recent fiscal years and through the date of the dismissal of Arthur Andersen LLP, Navidec did not have any disagreements with Arthur Andersen LLP.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Navidec Financial Services is a Colorado corporation. Section 7-108-402 of the Colorado Business Corporation Act provides that the articles of incorporation of a Colorado corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that any such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts specified in
Section 7-108-403 (concerning unlawful distributions), or (iv) any transaction from which a director directly or indirectly derived an improper personal benefit. Our articles of incorporation contain a provision eliminating the personal liability of directors to us or our shareholders for monetary damages to the fullest extent provided by the Colorado Business Corporation Act.

     Section 7-109-103 of the Colorado Business Corporation Act provides that a Colorado corporation must indemnify a person who was wholly successful, on the merits or otherwise, in defense of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal (a "Proceeding"), in which he or she was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the Proceeding, unless such indemnity is limited by the corporation's articles of incorporation. Our articles of incorporation do not contain any such limitation.

     Section 7-109-102 of the Colorado Business Corporation Act provides that a Colorado corporation may indemnify a person made a party to a Proceeding because the person is or was a director against any obligation incurred with respect to a Proceeding to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in the Proceeding if the person conducted himself or herself in good faith and the person reasonably believed, in the case of conduct in an official capacity with the corporation, that the person's conduct was in the corporation's best interests and, in all other cases, his or her conduct was at least not opposed to the corporation's best interests and, with respect to any criminal proceedings, the person had no reasonable cause to believe that his or her conduct was unlawful. Our articles of incorporation and bylaws allow for such indemnification. A corporation may not indemnify a director in connection with any Proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or, in connection with any other Proceeding charging that the director derived an improper personal benefit, whether or not involving actions in an official capacity, in which Proceeding the director was judged liable on the basis that he or she derived an improper personal benefit. Any indemnification permitted in connection with a Proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with such Proceeding.

     Under Section 7-109-107 of the Colorado Business Corporation Act, unless otherwise provided in the articles of incorporation, a Colorado corporation may indemnify an officer, employee, fiduciary, or agent of the corporation to the same extent as a director and may indemnify such a person who is not a director to a greater extent, if not inconsistent with public policy and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract. Our articles of incorporation provide for indemnification of directors, officers, employees, fiduciaries and agents of us to the full extent permitted by Colorado law.

     Our articles of incorporation also provide that we may purchase and maintain insurance on behalf of any person who is or was a director or officer of us or who is or was serving at the request of us as a director, officer or agent of another enterprise against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not we would have the power to indemnify him or her against such liability.

     The Merger Agreement between Navidec and BPZ Energy provides for indemnification by us of Navidec and its affiliates, directors, officers and employees for some liabilities, including liabilities under the Securities Act of 1933 and the Securities Exchange Act of 1934.


                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement under the Securities Exchange Act of 1934 and the rules and regulations promulgated under the Securities Exchange Act of 1934 with respect to the shares of our common stock being distributed to Navidec stockholders in the distribution. This information statement does not contain all of the information set forth in the registration statement and its exhibits. Statements in this information statement as to the contents of any contract, agreement or other document are qualified in all respects by reference to such contract, agreement or document. If we have filed any of those contracts, agreements or other documents as an exhibit to the registration statement, you should read the full text of such contract, agreement or document for a more complete understanding of the document or matter involved.

     For further information with respect to us and our common stock, we refer you to the registration statement, including its exhibits filed as a part of it. You may read and copy the registration statement and its exhibits and schedules at the SEC's public reference room at the following location:

                  Public Reference Room
                  450 Fifth Street, N.W.
                  Washington, D.C. 20549
                  1-800-SEC-0330

     You may also obtain copies of the registration statement by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. The registration statement is also available at the SEC's Internet website located at http://www.sec.gov.

     We intend to furnish the holders of our common stock with annual reports containing financial statements audited by an independent public accounting firm and make available to our stockholders quarterly reports for the first three quarters of each fiscal year containing interim unaudited financial information. We also intend to furnish other reports as we may determine or as required by law.

     After the distribution, we will be subject to the informational requirements of the Securities Exchange Act of 1934 and will therefore be required to file reports, proxy statements and other information with the SEC. Information that we file with the SEC after the date of this information statement will automatically supersede the information in this information statement and any earlier filed incorporated information. You may read these reports, proxy statements and other information and obtain copies of such documents and information as described above.

     No person is authorized to give any information or to make any representation that is different from, or in addition to, the information contained in this information statement. Therefore, if anyone does give you information of this sort, you should not rely on it. Neither the delivery of this information statement nor any distribution of securities made hereunder shall imply that there has been no change in the information set forth herein or in our affairs since the date of this information statement.

                        NAVIDEC FINANCIAL SERVICES, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Consolidated Financial Statements of Navidec, Inc.:
             -------------------------------------

Report of Independent Registered Public Accountanting Firm                  F-3

Consolidated Balance Sheet as of December 31, 2003                          F-4

Consolidated Statements of Operations for the Years Ended December 31,
2003 and 2002                                                               F-5

Consolidated Statements of Stockholders' Equity for the Years Ended
December 31, 2003 and 2002                                                  F-6

Consolidated Statements of Cash Flows for the Years Ended
 December 31, 2003 and 2002                                                 F-8

Notes to Consolidated Financial Statements                                  F-9

Consolidated Financial Statements of Navidec Financial Services, Inc.:
----------------------------------------------------------------------

Consolidated Balance Sheet as of September 30, 2004 (Unaudited)             F-39
-------------

Consolidated Statements of Operations for the Nine Months Ended
------------
September 30, 2004 and 2003 (Unaudited)                                     F-40

Consolidated Statements of Cash Flows for the Nine Months Ended
------------
September 30, 2004 and 2003 (Unaudited)                                     F-42

Notes to Consolidated Financial Statements (Unaudited)                      F-43

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Navidec, Inc.
Greenwood Village, Colorado

We have audited the accompanying consolidated balance sheet of Navidec, Inc. and subsidiaries (the "Company") as of December 31, 2003, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2003 and 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Accounting Oversight Board (United States) . Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Navidec, Inc. and subsidiaries as of December 31, 2003, and the results of their operations and their cash flows for the years ended December 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company suffered operating losses during fiscal 2003 and 2002 that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/S/ HEIN & ASSOCIATES LLP
Denver, Colorado
March 13, 2004

                                  NAVIDEC, INC.
                           CONSOLIDATED BALANCE SHEET
                                 (In thousands)

                                                                    December 31,
ASSETS                                                                  2003
                                                                        ----

    CURRENT ASSETS:
        Cash and cash equivalents                                      $    302
    Marketable Securities                                                   110
        Related party investments                                           206
        Accounts receivable, net                                            107
        Inventory                                                          --
        Prepaid expenses                                                     65
        Other current assets                                                  1
                                                                       --------

          Total current assets                                              791

    PROPERTY, EQUIPMENT AND SOFTWARE, net                                   169

    OTHER ASSETS:
        Other assets                                                          5
        Acquired goodwill                                                   189
                                                                       --------

    TOTAL ASSETS                                                       $  1,154
                                                                       ========

LIABILITIES AND STOCKHOLDERS' EQUITY
    CURRENT LIABILITIES:
        Accounts payable                                               $    478
        Accrued liabilities                                                 343
        Current borrowings and capital leases                               281
        Deferred revenue                                                   --
                                                                       --------

           Total current liabilities                                      1,102

COMMITMENTS AND CONTINGENCIES (Notes 5, 7, 16)

MINORITY INTEREST                                                            13

    STOCKHOLDERS' EQUITY
        Common stock, no par value, 20,000 shares authorized,
           Voting 2,189  shares outstanding                              62,890
        Warrants for common stock                                           813
        Deferred compensation                                                (4)
        Accumulated deficit                                             (63,660)
                                                                       --------

           Total stockholders' equity                                        39
                                                                       --------

    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $  1,154
                                                                       ========

                The accompanying notes to consolidated financial
            statements are an integral part of these balance sheets.


                                           NAVIDEC, INC.
                            CONSOLIDATED STATEMENTS OF OPERATIONS
                          (In thousands, except per share amounts)

                                                              For the Years Ended
                                                                   December 31,
                                                           2003                    2002
                                                           ----                    ----

REVENUE                                                  $   977                  $ 5,120
COST OF REVENUE                                              415                    2,846
                                                         -------                  -------

GROSS PROFIT                                                 562                    2,274

OPERATING EXPENSES
     Product development                                     123                      147
     General and administrative                            1,845                    2,062
     Sales and marketing                                     359                      952
     Loss on impairment of assets                            530                     --
     Loss on impairment of inventory                         288                     --
     Non cash stock expense                                   53                       71
     Depreciation and amortization                         1,872                    1,947
                                                         -------                  -------

         Total operating expenses                          5,070                    5,179
                                                         -------                  -------

     Loss from operations                                 (4,508)                  (2,905)
OTHER INCOME (EXPENSE):
     Interest income                                        --                         32
     Interest expense                                        (48)                    (219)
     Minority interest                                         2                     --
     Gain on sale of fixed assets                             85                     --
     Gain on settlement of lawsuit                           225                     --
     Realized gain (loss) on investment                       56                      (17)
     Unrealized gain on investment                            50                     --
     Other income (expense)                                   27                      (86)
                                                         -------                  -------

         Total other income (expense), net                  (397)                    (290)
                                                         -------                  -------

NET LOSS                                                 $(4,111)                 $(3,195)
                                                         =======                  =======

NET LOSS:
     Per share basic                                     $ (3.28)                 $ (4.92)
                                                         =======                  =======
     Per share diluted                                   $ (3.28)                 $ (4.92)
                                                         =======                  =======

WEIGHTED AVERAGE SHARES OUTSTANDING
     Basic                                                 1,253                      649
     Diluted                                               1,253                      649

                    The accompanying notes to consolidated financial
                   statements are an integral part of these statements.

                                          F-4


                                                           NAVIDEC, INC.
                                        CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                        For the Years Ended December 31, 2003, and 2002
                                                           (In thousands)


                                                    Voting                          Non-Voting                Warrants for
                                                  Common Stock                     Common Stock                 Common
                                             Shares          Amount            Shares           Amount           Stock
                                             ------          ------            ------           ------           -----

Balances, December 31, 2001                      608         $ 54,532               39         $  5,817         $  1,175
                                            ============================================================================

Cancellation of re-priced options               --                (82)            --               --               --
Exercise of employee stock options                 3             --               --               --               --
Amortization of deferred                        --               --               --               --               --
compensation
Realization of comprehensive loss               --               --               --               --               --
Comprehensive loss                              --               --               --               --               --
Net Loss                                        --               --               --               --               --
                                            ----------------------------------------------------------------------------

Balances, December 31, 2002                      611         $ 54,450               39         $  5,817         $  1,175
                                            ============================================================================

Warrant expiration                              --                362             --               --               (362)
Rights offering                                  797            1,237             --               --               --
Debenture conversion                             139              268             --               --               --
Subscription notes receivable                    179              375             --               --               --
Amortization of deferred
    compensation                                --               --               --               --               --
Conversion of voting to non-voting                39            5,817              (39)          (5,817)            --
Re-class of organization costs                  --                  1             --               --               --
Rescission of subscription notes
    receivable                                  (179)            (375)            --               --               --

Executive compensation for
foregone
    salary                                      --                 97             --               --               --
Private placement                                350              332             --               --               --
Purchase of Northsight                           203              247             --               --               --
Shares issued for debenture                        3                9             --               --               --
interest
Options issued                                  --                 70             --               --               --
Exercise of employee stock options                47             --               --               --               --
Net Loss                                        --               --               --               --               --
                                            ----------------------------------------------------------------------------

Balances, December 31, 2003                    2,189         $ 62,890             --           $   --           $    813
                                            ============================================================================


                                                                F-5


                                                         NAVIDEC, INC.
                              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (continued)
                                      For the Years Ended December 31, 2003 and 2002
                                                         (In thousands)

                                           Accumulated
                                              Other                                                              Total
                                          Comprehensive Accumulated  Comprehensive  Sub Notes     Deferred    Stockholders
                                             Income       Deficit    Income (Loss)  Receivable  Compensation     Equity
                                          ------------------------------------------------------------------------------

Balances, December 31, 2001               $      (12)    $(56,354)     $  --          $ --       $   (191)     $  4,967
                                          =============================================================================

Cancellation of re-priced options                            --           --            --             82          --
Exercise of employee stock options              --           --           --            --           --            --
Amortization of deferred                        --           --           --            --             71            71
compensation
Realization of comprehensive loss                 12         --                         --           --              12

Comprehensive loss                              --           --         (3,183)
                                                                       =======

Net Loss                                        --         (3,195)                      --           --          (3,195)
                                          -----------------------------------------------------------------------------

Balances, December 31, 2002               $     --       $(59,549)     $  --          $ --       $    (38)     $  1,855
                                          =============================================================================

Warrant expiration                              --           --           --            --           --            --
Rights offering                                 --           --           --            --           --           1,237
Debenture conversion                            --           --           --            --           --             268
Subscription notes receivable                   --           --           --            (375)        --            --
Amortization of deferred
    compensation                                --           --           --            --             34            34
Conversion of voting to non-voting              --           --           --            --           --            --
Re-class of organization costs                  --           --           --            --           --               1
Rescission of subscription notes
    receivable                                  --           --           --             125         --            --
                                                                                         250
Executive compensation for
    foregone salary                             --           --           --            --           --              97
Private placement                               --           --           --            --           --             332
Purchase of Northsight                          --           --           --            --           --             247
Shares issued for debenture interest            --           --           --            --           --               9
Options issued                                  --           --           --            --           --              70
Exercise of employee stock options              --           --           --            --           --            --
Net Loss                                                                                --         (4,111)       (4,111)
                                          -----------------------------------------------------------------------------

Balances, December 31, 2003               $     --       $(63,660)     $  --         $  --      $      (4)     $     39
                                          =============================================================================

                            The accompanying notes to consolidated financial statements are an integral part of these statements.

                                                         F-6




                                                 NAVIDEC, INC.
                                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                (In thousands)

                                                                    For the Years Ended December 31,
                                                                      2003                  2002
                                                                      ----                  ----
Cash flows from operating activities:
     Net loss                                                        $(4,111)             $(3,195)
     Adjustments to reconcile net income loss
     to net cash used in operating activities:
           Depreciation and amortization                               1,872                1,947
           Extraordinary gain                                           --                   --
           Non-cash compensation expense related to options               70                 --
           Provision for bad debt expense                                  4                  268
           Write-off of notes receivable and accrued interest           --                   --
           Provision (benefit) for deferred taxes                       --                   --
           Non-cash salary expense related to forgone salary              97                 --
           Loss (Gain) on sale of investments                            (56)                  16
           Write down of investments                                    --                   --
           Non-cash stock expense                                         53                   71
           Loss (Gain) on sale/disposal of assets                        (85)                --
           Impairment charges                                            530                 --
     Changes in operating assets and liabilities:
           Restricted cash                                              --                  1,200
           Accounts receivable                                           331                1,768
           Costs and estimated earnings in excess of billings           --                   --
           Inventory                                                     288                   64
           Prepaid expenses and other assets                             (60)              (1,048)
           Accounts payable                                             (151)              (1,841)
           Deferred Revenue                                             (108)                --
           Net proceeds from trading activities                         (259)                --
           Accrued liabilities and other                                 215               (1,051)
                                                                     -------              -------

    Net cash used in operating activities                             (1,370)              (1,801)

Cash flows from investing activities:
           Purchase of property, equipment and software                 --                    (61)
           Proceeds from sale of equipment                               124                   41
           Repayment of notes receivable                                --                   --
           Cash acquired in acquisition                                   22                 --
           Proceeds from the sale of marketable debt securities         --                   --
           Funding of notes receivable related parties                  --                   --
           Settlement costs from CarPoint sale                          --                   --
           Minority interest income                                       (2)                --
           Other                                                          (4)                --
           Sale (Purchase) of investments                               --                    601
                                                                     -------              -------

      Net cash provided by (used in) investing activities                140                  581
Cash flows from financing activities:
           Payments on notes payable and capital lease                  (176)              (1,867)
           obligations
           Proceeds from borrowing                                      --                    485
           Proceeds from issuance of convertible debt                   --                    250
           Proceeds from issuance of common stock                      1,569                 --
           Payment for offering and deferred financing costs            --                     17
           Interest paid with common stock                                 9                 --
                                                                     -------              -------

      Net cash provided by (used in) financing activities              1,402               (1,115)
                                                                     -------              -------

Net increase (decrease) in cash and cash equivalents                     172               (2,335)
Cash and cash equivalents, beginning of year                             130                2,465
                                                                     -------              -------

Cash and cash equivalents, end of year                               $   302              $   130
                                                                     =======              =======

Cash paid for interest                                               $    26              $   219
                                                                     -------              -------

Cash paid for taxes                                                     --                   --
                                                                     -------              -------

                   The accompanying notes to consolidated financial statements are an integral part of these statements.

                                             F-7

                                  NAVIDEC, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION, BUSINESS AND LIQUIDITY

Navidec, Inc., a Colorado corporation (Navidec or the "Company"), was incorporated in 1993. Navidec is organized into three divisions, Financial Services, Technology, and Mortgage Services. In October of 2002, Navidec formed a new wholly owned subsidiary Navidec Capital, Inc, which was renamed Navidec Financial Services, Inc. (`NFS") in August 2003. In August 2003, Navidec Technology Corporation was formed as a wholly owned subsidiary of Navidec, Inc. and in October 2003, changed its name to SwiftSure, Inc. On September 11, 2003, the Company entered into an agreement with Northsight Mortgage Group, LLC ("Northsight") and its sole member that provided for the transfer of 80% of the issued and outstanding membership units of Northsight to Navidec for Navidec common stock (see Note 18).

NAVIDEC'S SERVICES

Financial Services

NFS provides consulting, personnel, and services to emerging growth micro and small capitalization companies to help them effectively structure transactions to attract public and private capital. NFS also provides financial public relations services. Navidec provides those resources on a contract basis so the entrepreneur can focus on growing the business. After evaluating a potential client for their probability of success and determining the entity's growth strategy and anticipated capital requirements, NFS provides specific recommendations, personnel, and services to work in concert with the companies to develop and execute financial transactions. NFS receives fees from its clients for services provided. In addition, NFS may also invest its own capital in clients with whom they've contracted. As part of its compensation from clients, NFS may also receive equity options. Typically NFS seeks clients who are well managed, offer cash flow and the opportunity for long-term growth.

Mortgage Services

Mortgage Services is focused on providing end to end mortgage services from back office processing to mortgage banking services. On September 11, 2003, the Company entered into an agreement with Northsight Mortgage Group, LLC ("Northsight") and its sole member that provided for the transfer of 80% of the issued and outstanding membership units of Northsight to Navidec for Navidec common stock (see Note 14). Northsight is a Scottsdale, Arizona based mortgage broker engaged in the business of marketing, arranging and selling of consumer home mortgages. The Company plans to acquire and integrate companies providing these services.

Technology

In 2003, Navidec Technology provided quality solutions that enabled organizations to manage secure access to web applications within the enterprise and across the business value chain. Navidec's suite of proven solutions enable an enterprise to deliver single sign on capabilities to their employees, customers, suppliers and partners by providing an identity management infrastructure for user management, access control, and a single entry point to personalized enterprise resources. Navidec Technology provided consulting and expert engineering services in Web security and Identity Management in the areas of Authentication, Access Control, Directory, User Management, and Provisioning. This was done through the integration and extension of best-of-breed portal, directory, security and integration software developed by the leading internet software vendors. As a result of declining technology revenues and an inability to realize a profit from technology business operations, Management believes that discontinuation of these operations would not have a material impact on overall future revenues but would provide an avenue for continued reduction in operating expenses. As such, Navidec may discontinue Navidec Technology operations in the second quarter of 2004.

CONTINUED OPERATIONS

At December 31, 2003 the Company had a working capital deficit of approximately $311,000 and stockholders' equity of approximately $39,000. The Company had a net loss of $4,111,000, and $3,195,000 for the years ended December 31, 2003 and 2002 respectively.

These factors indicate a substantial doubt that the Company will be able to continue operations as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue operations.

Navidec is subject to various risks and uncertainties. Such risks and uncertainties include, but are not limited to, an evolving and unpredictable business model and the management of rapid growth. To address these risks, the Company must, among other things, maintain and increase its customer bases, implement and successfully execute its business and marketing strategy, continue to develop and upgrade its technology, provide superior customer service and attract, retain and motivate qualified personnel. There can be no guarantee that the Company will be successful in addressing such risks.

The Company has implemented a plan of action in order to sustain operations. During 2003 and 2002, the Company significantly reduced costs through headcount reductions. The Company continues to evaluate its current contractual obligations for renegotiation in order to further reduce costs.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of Navidec and its subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation.

Minority investments in entities over which Navidec exercises significant influence through its board representation or ownership of equity securities are accounted for using the equity method.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. For fiscal 2003 significant estimates were made with respect to contingent liabilities that were recorded with regard to certain pending lawsuits (See Note 7) and with regards to the impairment of inventory and fixed assets (See policy below).

CASH AND CASH EQUIVALENTS

For purposes of reporting cash flows, Navidec considers cash and cash equivalents to include highly liquid investments with original maturities of 90 days or less that are readily convertible into cash and are not subject to significant risk from fluctuations in interest rates. The recorded amounts for cash equivalents approximate fair value due to the short-term nature of these financial instruments.

CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject Navidec to significant concentrations of credit risk include cash and cash equivalents, marketable debt securities and accounts receivable. The Company maintains its cash and investment balances in the form of bank demand deposits, money market accounts, commercial paper and short-term notes with financial institutions that management believes to be of high credit quality. Accounts receivable are typically unsecured and are derived from transactions with and from customers primarily located in the United States.

Navidec performs ongoing evaluations of its customers' financial condition and generally does not require collateral, except for billings in advance of work performed. Management reviews accounts receivable periodically and reduces the carrying amount by a valuation allowance that reflects management's best estimate of the amount that may not be collectible. Allowances for uncollectible accounts receivable are determined based upon information available and historical experience. Accounts receivable are shown net of an allowance for doubtful accounts of $4,000 as of December 31, 2003.

Sales to unaffiliated customers, which represented 10% or more of the Company's Sales for the year ended December 31, 2003 and 2002, were as follows (as a percentage of sales):

          Customer              2003                       2002
          --------              ----                       ----
             A                  13.3%                      20.5%
             B                  28.4%                      <1%

No customers represented 10% or more of the company's total revenue for 2001.

INVESTMENTS

Investments in publicly traded equity securities over which Navidec does not exercise significant influence are recorded at market value in accordance FAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which requires that all applicable investments be classified as trading securities, available-for-sale securities or held-to-maturity securities. The Company has one investment treated as a trading security that is restricted from sale in the open market under Section 144 and has limited trading volume, we believe the fair value of the investment is less than the recorded value under FAS No. 115. Due to the size of the investment and its limited trading volume, there can be no assurance that we will realize the recorded value of this investment.

Investments in non-publicly traded equity securities or non-marketable equity securities are stated at the lower of cost or estimated realizable value. Investments in equity securities included the following for the years ended December 31, 2003 and 2002 (in thousands):

                                        December 31, 2003
                                             Unrealized             Carrying
                           Cost                 Gain                  Value
                           ----                 ----                  -----

Marketable securities     $     266         $      50               $     316
                          =========         =========               =========

In 2002 Navidec sold marketable securities with a basis of $29,000 for $12,000, realizing a loss of $17,000. During parts of 2003, the Company had excess cash available to it, not immediately required for operations. Since money market and other yields on short-term investments were nearly zero, management elected to open a managed, discretionary trading account to invest approximately $200,000 of its excess cash in an attempt to improve yields. The investment style utilized by the account manager involved short-term investments and rapid turnover periodically utilizing margin in order to take advantage of trends recognized by the manager. During the year ended December 31, 2003, total purchases of marketable securities in the Company's account were $20,992,000 and total sales of marketable securities in the account were $21,041,000 resulting in short term capital gains totaling $56,000 during that period.

INVENTORY

Inventories are stated at the lower of cost (first-in, first-out) or market, and consist primarily of products held for resale and use in on-line solutions. Navidec wrote down the remaining products inventory to net realizable value of $0 as of December 31, 2001. During 2003, the Company recorded an impairment charge of $288,000, resulting in inventory with $0 book value as of December 31, 2003.

PROPERTY, EQUIPMENT AND SOFTWARE

Equipment is stated at cost and depreciation is provided using the straight-line method. Leasehold improvements are amortized using the straight-line method over the shorter of the useful life of the improvement or the minimum term of the lease. Maintenance and repairs are expensed as incurred and major additions, replacements and improvements are capitalized. Internal use software is amortized on a straight-line basis over its expected economic life.

LONG-LIVED ASSETS

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. A long-lived asset is considered impaired when estimated future cash flows related to the asset, undiscounted and without interest, are insufficient to recover the carrying amount of the asset. If deemed impaired, the long-lived asset is reduced to its estimated fair value. Long-lived assets to be disposed of are reported at the lower of their carrying amount or estimated fair value less cost to sell.

GOODWILL AND INTANGIBLE ASSETS

Intangible assets are amortized on a straight-line basis over their estimated useful lives. Goodwill is evaluated annually to determine if its value has been impaired. On September 11, 2003, the Company entered into an agreement with Northsight Mortgage Group, LLC ("Northsight") and its sole member that provided for the transfer of 80% of the issued and outstanding membership units of Northsight to Navidec resulting in the realization of $190,000 of goodwill. Management determined that due to the recent time frame of this acquisition no impairment should be realized for fiscal 2003.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying values of cash and cash equivalents, trade receivables and payables approximated their fair value because of their short-term nature. Investments in debt securities are recorded at their amortized cost, which approximates fair value because of their short-term maturity. Investments in marketable equity securities are recorded at fair value based upon quoted market prices. Investments in non-marketable equity securities are based upon recent sales of similar securities by the investee and approximate their carrying value. The Company's borrowings approximate their carrying amounts based upon interest rates currently available to the Company.

REVENUE RECOGNITION

Contract Revenues

Revenues from fixed price contracts are recognized on the percentage of completion method for individual contracts. Revenues for fixed price contracts are recognized once progress reaches a point where experience is sufficient to estimate final results with reasonable accuracy. Revenues are recognized in the ratio that costs incurred bear to total estimated contract costs. Contract costs include all labor costs and those direct costs related to contract performance. Changes in job performance, estimated profitability and final contract settlements may result in revisions to costs and revenues in the period in which the revisions are determined. Provisions for any estimated losses on uncompleted contracts are made in the period in which such losses are determinable. In instances when the work performed on fixed price agreements is of relatively short duration, revenue is recognized when the work is completed. Contract revenues are recorded net of reserves for revenue contingencies for such items as contract or change order disputes. The remaining revenue is from time and materials contracts for which revenue is recognized as the work is completed. Revenue recognition for time and materials contracts is not significantly impacted by judgments and estimates.

Product Sales

Revenues from product sales are recognized when risk of loss passes to the customer. Estimates of returns and allowances are recorded in the period of the sale based on Navidec's historical experience and the terms of individual transactions.

Other Revenues

Revenues from hosting, maintenance and support agreements are recognized on a straight-line basis over the life of the related agreement.

PRODUCT DEVELOPMENT

Costs incurred in the development of new products and enhancements to existing products and services are charged to expense as incurred.

ADVERTISING COSTS

Advertising costs are expensed when the advertisement is released and are included in sales and marketing expenses in the accompanying statements of operations. Advertising expense totaled $9,000 and $14,000 in 2003and 2002 respectively.

INCOME TAXES

The current provision for income taxes represents actual or estimated amounts payable on tax return filings each year. Deferred tax assets and liabilities are recorded for the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the accompanying balance sheets, and for operating loss and tax credit carryforwards. The change in deferred tax assets and liabilities for the period measures the deferred tax provision or benefit for the period. Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to the tax provision or benefit in the period of enactment. Navidec's deferred tax assets have been reduced by a valuation allowance to the extent it was deemed more likely than not, that some or all of the deferred tax assets would not be realized.

ACCRUALS

Accrued expenses include the following at December 31, 2003 (in thousands):

           Accrued compensation and commissions                 $     47
           Accrued property taxes                                     37
           Accrued restructuring charges                              --
           Accrued litigation expenses                               250
           Other                                                      10
                                                                --------

                                                                $    344
                                                                ========

SALE OF STOCK BY SUBSIDIARIES AND EQUITY METHOD INVESTEES

The Company recognizes gains and losses from the sale of stock by its subsidiaries and equity method investees.

STOCK BASED COMPENSATION

As permitted under the Statements of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," the Company accounts for its stock-based compensation for options issued to employees in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). As such, for options granted to employees and directors, compensation expense is recorded on a straight-line basis over the shorter of the period that the services are provided or the vesting period, only if the current market price of the underlying stock exceeds the exercise price. Certain pro forma net income and earnings per share disclosures for employee stock option grants are also included in the notes to the financial statements as if the fair value method as defined in SFAS 123 had been applied. Transactions in equity instruments with non-employees for goods or services are accounted for by the fair value method.

Had compensation cost for the Plan been determined based upon the fair value at the grant date for options granted, consistent with the provisions of SFAS 123, the Company's net loss and net loss per share would have been increased to the pro forma amounts indicated below:

                               For the Years Ended
                                  December 31,
                      (in thousands, except per share data)

                                                           2003           2002
                                                           ----           ----

Net loss:                                                $(4,111)       $(3,195)

Add back expense recognized under APB 25                      70           --
                                                         -------        -------
                                                          (4,041)        (3,195)

Net total stock based employee
  compensation expense determined
  under fair value
  based method for all awards,
  net of related tax effect                                 (483)           (18)
                                                         -------        -------

Pro forma net loss                                       $(4,524)       $(3,213)
                                                         =======        =======

Net loss per share, basic and diluted

Basic:    As Reported                                    $ (3.28)       $ (4.92)
                                                         =======        =======
          Pro Forma                                      $ (3.61)       $ (4.95)
                                                         =======        =======
Diluted:  As Reported                                    $ (3.28)       $ (4.92)
                                                         =======        =======
          Pro Forma                                      $ (3.61)       $ (4.95)
                                                         =======        =======

NET INCOME (LOSS) PER SHARE

Basic net income (loss) per share is computed by dividing the net income (loss) available to common shareholders for the period by the weighted average number of common shares outstanding for the period. Diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common and potential common shares outstanding during the period, if the effect of the potential common shares is dilutive.
Shares used in the computation of diluted earnings per share, using the treasury stock method, were as follows (in thousands):

                                                                December 31,
                                                            2003           2002
                                                            ----           ----
Weighted average common shares                              1,253            649
Stock options                                                --             --
Warrants                                                     --             --
                                                            --------------------
Weighted average diluted shares                             1,253            649
                                                            ====================

Potentially dilutive securities, which have been excluded from the determination of diluted earnings per share because their effect would be anti-dilutive, are as follows:

                                                             2003          2002
                                                             ----          ----
Navidec stock options                                          276           285
Convertible debt                                               139          --
Warrants                                                       712            21
                                                             -------------------
Total anti-dilutive shares excluded                          1,127           306
                                                             ===================

COMPREHENSIVE INCOME (LOSS)

Comprehensive income (loss) includes the following adjustments to net income
(loss) for the years presented (in thousands):

                                                        2003           2002
                                                        ----           ----
Gross unrealized gain (loss)                           $   --         $  --
Reclassification adjustment for gain on sale               --              12
Warrants                                                   --            --
                                                       ----------------------
Weighted average diluted shares                        $   --         $    12
                                                       ======================

RECENT ACCOUNTING PRONOUNCEMENTS

SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, was issued in May 2003 and requires issuers to classify as liabilities (or assets in some circumstances) three classes of freestanding financial instruments that embody obligations for the issuer. SFAS

No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. Management believes the adoption of SFAS No. 150 had no material impact on its financial position or results of operations.

The FASB issued Interpretation ("FIN") No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others in November 2002 and FIN No. 46 Consolidation of variable Interest Entries, in January 2003, FIN No. 45 is applicable on a prospective basis for initial recognition and measurement provisions to guarantees issued after December 2002, however, disclosure requirements are effective immediately. FIN No. 45 requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligations undertaken in issuing the guarantee and expands the required disclosures to be made by the guarantor about its obligation under certain guarantees that it has issued. The adoption of FIN No. 45 did not have a material impact on the Companies financial position or results of operations. FIN No. 46 requires that a company that controls another entity through interest other than voting interest should consolidate such controlled entity in all cases for interim periods beginning after June 15, 2003. The adoption of FIN No. 46 had no material impact on its financial position or results of operations.

NOTE 3 - PROPERTY, EQUIPMENT AND SOFTWARE
Property, equipment and software consists of the following (in thousands):

                                                                   December 31,
                                                Useful Lives          2003
                                                ------------          ----
Computers, software and equipment               3 to 4 years        $     733
Software                                        3 years                 1,561
Furniture and office equipment                  4 to 5 years              318
Leasehold improvements                          Lease term                  0
                                                                    ---------
                                                                        2,612
Less accumulated depreciation                                          (2,443)
                                                                    ---------
Net property, equipment and software                                $     169
                                                                    =========

Depreciation expense was $1,230,000 and $1,552,000 and $3,016,000, for 2003 and
2002 respectively.

NOTE 4 - BORROWINGS Borrowings consist of the following:

                                                                  December 31,
                                                                      2003
                                                                      ----
Unsecured notes payable due March 15, 2004,
    interest at 4.0%                                                    101
                                                                    -------
                                                                        101

Less current                                                            101
                                                                    -------
Long term portion                                                   $  --
                                                                    =======

NOTE 5 - CAPITAL LEASE OBLIGATIONS

Navidec has entered into several capital lease obligations for furniture, computers and equipment. The leases have terms ranging from 36 to 60 months, expiring at various times through 2004. Interest on the Company's capital lease obligations are at rates ranging from 8% to 16%.

Equipment purchased under capital leases is included in the cost of property and equipment and collateralizes the repayment of the capital lease obligations. The following is a summary of property and equipment purchased under capital leases as of December 31, 2003:

Furniture, computers and equipment                                $   663,000
Less accumulated depreciation                                        (546,000)
                                                                  -----------
Net book value                                                    $   117,000
                                                                  ===========


Navidec acquired no property under capital lease arrangements in 2003 and 2002. As of December 31, 2003, future minimum payments under the Company's capital leases are as follows:

                                                                  Year Ended
                                                              December 31, 2004
                                                              -----------------

Total minimum payments                                             $ 184,500
Less interest                                                         (4,500)
                                                                   ---------
Total obligation                                                     180,000
                                                                   ---------
Less - current portion                                              (180,000)
Long term obligations                                              $    --
                                                                   ---------

Cash paid for interest was $26,000 and $219,000 in 2003 and 2002 respectively. As of December 31, 2003 the Company was not current with payment on three of its capital lease obligations totaling $68,800.

NOTE 6 - INCOME TAXES

The provision for income taxes consists of the following (in thousands):

                                                        Year Ended December 31,
                                                         2003            2002
                                                         ----            ----
Current:
    Federal                                             $  --           $  --
    State                                                  --              --
Total current provision                                    --              --

Deferred:
    Federal                                              (1,531)           (874)
    State                                                  (131)            (79)
    Valuation allowance                                   1,662             953
                                                        -------         -------
Total deferred provision (benefit)                         --              --
Total provision (benefit)                               $  --           $  --
                                                        =======         =======

Differences between the income tax expense reported in the statements of operations and the amount reported by applying the statutory federal income tax rate to earnings before income taxes are as follows:

                                                         Year Ended December 31,
                                                           2003          2002
                                                           ----         ----

Expected rate                                              (35.0)%       (35.0)%
State taxes, net of federal deduction                       (3.1)         (3.2)
Other permanent items                                     --            --
Valuation allowance                                         38.1          38.2
                                                          ------        ------
                                                             0.0%          0.0%
                                                          ======        ======

The components of the net deferred income tax assets (liabilities) as of December 31, 2003 are as follows (in thousands):

Current assets (liabilities):
    Investments                                         $   --
    Accruals and other                                       (39)
    Bad debt reserves                                          2
       Net operating losses                                   37
    Valuation allowance                                        0
                                                        --------

Non-current assets (liabilities):
    Basic difference in CarPoint                            --
    Net operating losses                                  17,116
    Property and equipment                                 1,015
    Stock options                                             74
    Valuation allowance                                  (18,205)
                                                        --------
Net deferred tax liability                              $   --
                                                        ========

At December 31, 2003, for income tax purposes, Navidec had approximately $45 million of net operating loss carryforwards. Such net operating losses expire between the years 2011 to 2022. The Tax Reform Act of 1986 contains provisions that will limit the net operating loss carryforwards available to be used by the Company in any given year if certain events occur, primarily the result of changes in ownership interests. Due to these events the net operating loss carryforward may be subject to severe limitations pursuant to IRS section 382 and may not be utilized.

During 2003 and 2002, the Company increased its valuation allowance by $1,662,000 and $953,000 respectively to fully reserve its net deferred tax asset. This was done primarily because of uncertainty relating to the Company's ability to realize its net operating loss carryforwards due to these events.

Navidec paid no income taxes during the two years ended December 31, 2003.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

Navidec leases certain facilities under operating leases that expire on October 31, 2004 and on June 30, 2006. Future minimum lease payments for such operating leases are as follows as of December 31, 2003:

                         Year ended December 31

                      2004               $191,000
                      2005                137,000
                      2006                 68,000
                                         --------
                                         $396,000
                                         ========


Rental expense related to these leases was $812,000 and $822,000 for 2003 and 2002 respectively.

DEFINED CONTRIBUTION PLAN

Navidec has a 401(k) profit sharing plan (the "Plan"). Subject to limitations, eligible employees may make voluntary contributions to the Plan. The Company may, at its discretion, make additional contributions to the Plan. The Company contributed $4,162 and $19,000 during 2003, and 2002 respectively.

LITIGATION

In the normal course of business, Navidec is subject to, and may become a party to, litigation regarding disputes with vendors and employment issues. Management believes there are no other matters currently in litigation, other than those described below, that could have a material impact on Navidec's financial position or results of operations.

In 1999, Navidec purchased a software system and one year of support services from a vendor. In the transaction, Navidec executed a payment plan agreement. The vendor subsequently assigned the payment plan agreement to a finance company. The finance company has sued under the payment plan agreement, alleging that Navidec has defaulted and owes $258,418 plus attorney's fees, costs and expenses under the payment plan agreement. As defenses, Navidec has asserted, among other claims, that it reached an agreement with the original vendor on January 28, 2002 whereby the vendor agreed that if Navidec packaged all unused software and documentation and removed the unused software from its systems, the return of the software would end all of Navidec's rights to use the software and would end all payment obligations. In addition, Navidec has asserted that the vendor breached its agreement to provide sales and customers to Navidec. Navidec has asserted counterclaims and third party claims against the vendor for promissory estoppel and breach of contract. No formal discovery has occurred and trial is set for June 17, 2004. There is a risk that at trial judgment may enter against Navidec for some or all of amount sought by the finance company plus costs and reasonable attorneys' fees. For this reason, management is exploring the possibility of settlement in an attempt to avoid trial.

On October 10, 2003, our former Chief Financial Officer ("CFO") filed a Demand For Arbitration against the Company relating to sums that the CFO claims are owing to him from the Company as a result of his employment being terminated. He seeks to recover $452,508.15 plus statutory penalties, attorneys' fees, costs and pre-judgment interest. We have filed counterclaims in the arbitration for breach of contract, breach of fiduciary duty, and conversion and seek damages of $1 million to $5 million. These matters are in the very early stages and the Company intends to defend any claims by the CFO vigorously. Because we are unable to conclude at this time that an unfavorable outcome in this matter is either "probable" or "remote" (as such terms are defined in the ABA Statement of Policy), we decline to comment as to the outcome of this matter.

NOTE 8 - RELATED PARTY TRANSACTIONS

On September 16, 2002, the Company entered into a Debenture Purchase Agreement with Interactive Capital, Inc. pursuant to which it and other qualified purchasers could purchase a minimum of $250,000 and a maximum of $5 million in aggregate principal amount of convertible debentures, whose primary shareholder is John McKowen a director, officer and shareholder of Navidec, Inc. On October 1, 2002 the Company took down $250,000 of debentures. These debentures were lead by Interactive Capital and placed with individuals, which included Mr. John McKowen $85,000 and Mr. Ralph Armijo, President, CEO and Director $40,000. In total these individuals received 69,444 shares of common stock and 1,676 shares for accrued interest through the conversion of their debentures.

In January 2003, the Company agreed to issue an option to purchase up to 16 million shares of the no par value common stock of Navidec Financial Services, Inc. to Interactive Capital, Inc. for a period of five years, whose primary shareholder is John McKowen a director, officer and shareholder of the Company. In December 2003, the Board of Directors of Navidec voted to exchange 600,000 options to purchase Navidec common stock for all of the outstanding rights (approximately 25,000,000) to purchase common stock of Navidec Financial Services, Inc. The exercise price of these options is $1.30 and they are exercisable for 5 years. These options are to be issued once Navidec has adopted a new stock option plan.

In October of 2003, the Company made a $200,000 investment in the Kirby Enterprise Fund (the Fund) for which a control person is also a person of beneficial ownership in the Company. The Fund is a limited liability company organized to invest in the equities security markets.

NOTE 9 - STOCKHOLDERS' EQUITY

REVERSE STOCK SPLIT

During fiscal 2002, the Company approved a 1:18 reverse stock split. Accordingly, all common stock, options and warrants, reflected in the accompanied financial statements and notes reflect this split.

CONVERTIBLE DEBENTURES

On September 16, 2002, the Company entered into a Debenture Purchase Agreement with Interactive Capital, Inc. pursuant to which it and other qualified purchasers could purchase a minimum of $250,000 and a maximum of $5 million in aggregate principal amount of convertible debentures. The Company was obligated to use the proceeds of the debentures to pay off a portion of our loans and credit facility with Silicon Valley Bank and the balance for working capital.

Pursuant to the Debenture Purchase Agreement and a Convertible Debenture Agreement, on October 1, 2002, the Company sold convertible debentures in an aggregate principal amount of $250,000 to the principals of Interactive Capital, Inc. and four other persons. The convertible debentures bear interest at a rate of 5% per year from November 1, 2002 with interest due monthly. The debentures are unsecured and are convertible into the Company's common stock at a conversion price of $1.80 per share, they are redeemable at the Company's option in whole or in part at a repurchase price of 100% of the principal amount plus accrued and unpaid interest payable in cash provided that the registration statement covering the shares issuable upon conversion of the debentures is in effect at the time of redemption. The debentures mature on February 29, 2004, unless earlier converted or redeemed by the Company.

As of January 21, 2003, the debenture was amended to provide that if the Holders converted their debentures on or before the expiration of the Rights Offering (see below), the Holder would receive Rights to acquire the same number of common shares at a price of $1.80 per share. The Company incurred $18,000 of expense in connection with the issuance of these rights. None of the Holders exercised these rights.

On June 9, 2003, the Holders converted and the Company issued 138,889 shares of Common Stock and 3,352 shares for accrued interest. Debentures totaling $125,000 were sold to current and former officers/directors of the Company. In total these individuals received 69,444 shares of common stock and 1,676 shares of common stock for accrued interest through the conversion of their debentures.

RIGHTS OFFERING

The Company's board of directors and shareholders approved a Rights Offering for all shareholders of record on November 15, 2002, to purchase one share of voting common stock for each share they own, at a purchase price of $1.80 per share. The Rights Offering commenced on May 8, 2003. The Rights were represented by Subscription Certificates and were traded on the OTC Bulletin Board. The Rights automatically expired 30 days after they were approved for trading. The Company issued 796,692 shares and raised net proceeds of $1,237,500 in connection with this offering.

OFFERINGS

The following table summarizes Common Stock and Warrants issued in connection with public and private offerings since Navidec went public in February 1997 through December 31, 2003:

                                                   Warrants          Warrant
                                                   Issued w/          Share        Strike         Cost of             Net
Description            Date         Shares         offering           Price        Price          Offering          Proceeds
------------------    -------      ---------       ---------        ----------   ---------      ------------      ------------

Initial Public        2/1997        55,556          55,556          $   106.20   $    129.60    $  1,094,000      $ 3,436,000
Offering
Private Placement     1997-98       33,028          33,028          $    79.20   $    129.60    $    482,000      $ 2,193,000
  Broker Warrants                                    6,603              --             81.00
Private Placement     11/1998       38,889            --            $    36.00       --         $     70,000      $ 1,330,000
Public Warrant        2/1999       106,556            --            $   129.60       --         $    100,000      $13,810,000
Call
Private Placement     9/1999        22,823            --            $   166.50       --         $    406,000      $ 3,394,000
Public Offering       10/1999      145,835           5,556          $   166.50   $    166.50    $  2,555,000      $21,726,000
Private Placement
  Non-voting         10/2000        38,984            --            $   166.50       --              --           $ 5,817,000
  Common
Rights Offering       6/2003       796,692            --            $     1.80       --         $    196,548      $ 1,237,500
Private Placement     9/2003*      349,500         699,000          $     1.00   $2.00/$4.00    $     17,800      $   331,700



* The Private Placement closed in February of 2004. The Company sold an additional 215,000 common shares and 430,000 warrants, resulting in additional net proceeds of $207,000.

ISSUANCE OF NON-VOTING COMMON

On October 12, 2000, the shareholders of Navidec voted to amend the Company's
Amended and Restated Articles of Incorporation to allow for the issuance of non-voting common shares. Subsequently, convertible debt held by WFC Holdings
Corp. ("WFC") was exchanged for 38,984 non-voting common shares. These shares were issued as non-voting because at the time, WFC held other Navidec, Inc.
common shares and these additional shares would have put them out of compliance with certain banking regulations regarding the number of voting shares that they could hold. In August 2003 the non-voting restriction was removed as the total number of the Company's shares WFC held was in compliance with the regulations.
ISSUANCE OF WARRANTS

The following table summarizes activity for warrants issued:

                                           2003                         2002
                                         Weighted                     Weighted
                                         Average                       Average
                                         Exercise                     Exercise
                                  Shares          Price         Shares         Price
Outstanding at
   beginning of year              20,953              $   86.96             20,953             $   86.96
Granted                          699,000                   3.00               --                 --
Exercised                           --                  --                    --                 --
Forfeited
   and cancelled                  (8,453)                (42.79)              --                 --
                                --------              ---------           --------             ---------
Outstanding at
   end of year                   711,500              $    4.09             20,953             $   86.96
                                --------              ---------           --------             ---------
Exercisable at
   end of year                   711,500              $    4.09             20,953             $   86.96
                                --------              ---------           --------             ---------
Weighted average fair
   value of warrants
   granted during year               N/A                                      N/A
                                ========                                  ========


                                                         F-23


The following table summarizes the warrants outstanding for the Company's common stock as of December 31, 2003:

                                                           Original            Remaining
                                      Exercise              Issuance           Contractual
  Warrants           Units             Price                 Value                Life
  --------         -------            -------               -------            ----------
     G               6,944            $112.28               780,000             .75 years
     H               5,556              $6.10                34,000            3.00 years
     A             349,500              $2.00                    --            1.66 years
     B             349,500              $4.00                    --            1.66 years
                   -------                                 --------
                   711,500                                 $814,000
                   =======                                 ========


STOCK OPTION PLAN

The Company has adopted a Stock Option Plan (the "Plan") under which the Company is authorized to grant incentive and non-qualified stock options to acquire up to 111,111 shares of the Company's common stock to employees and directors of the Company. Under the Plan, the exercise price per share of a incentive and non-qualified stock option must be equal to at least 100% and 50% respectively of the fair market value of the common stock on the date of grant. Options granted vest over various terms with a maximum vesting period of five years and expire after a maximum of 10 years.

On October 12, 2000, the shareholders of Navidec approved an amendment to increase from 111,111 to 166,667 the number of shares of common stock issuable under the Plan.

The Company intends to adopt a new Stock Option Plan in April 2004. A total of 160,000 options that are to be granted to the Board of Directors for their services in 2003 will be issued once the Plan is adopted.

In the third quarter of 2001, the Company canceled approximately 74,000 unexercised and outstanding options and granted 49,000 replacement options with a strike price of $0.00. The new options vest over three years and expire 10 years from the date of grant. The Company recorded deferred compensation of $883,000 on the date of grant for the difference between the strike price and the intrinsic value of the re-priced options. The deferred compensation charge will be amortized to stock expense over the vesting period of the new options.
During 2001, 7,000 options were cancelled in conjunction with employee layoffs and the related deferred compensation previously recorded was reversed during 2001. In addition, options granted to executives that were terminated in the fourth quarter of 2003 received accelerated vesting and the remaining deferred compensation expense related to those executives' options was recognized as compensation expense. The weighted average remaining contractual life of these options is 6.60 years. The weighted average grant date fair value of these options was $18.00.

                                      F-24



The following table summarizes activity for options issued in the money:

                                       2003                                  2002
                                     Weighted                              Weighted
                                     Average                               Average
                                     Exercise                              Exercise
                             Shares              Price               Shares          Price
                             ------              -----               ------          -----
Outstanding at
 beginning of year           35,000            $     0.00             42,000        $    0.00
Granted                      29,767            $     0.00               --              --
Exercised                   (46,674)           $     0.00             (3,000)       $    0.00
Forfeited
 and cancelled               (7,075)           $     0.00             (4,000)       $    0.00
                            -------            ----------            -------        ---------
Outstanding at
 end of year                 11,018            $     0.00             35,000        $    0.00
                            -------            ----------            -------        ---------
Exercisable at
 end of year                 10,771            $     0.00             27,000        $    0.00
                            -------            ----------            -------        ---------

The status of stock options outstanding and exercisable under the Plan as of December 31, 2003 is as follows:

             Stock Options Outstanding                 Stock Options Exercisable
             -------------------------                 -------------------------
                                       Weighted
                      Weighted          Average                        Weighted
                      Average         Remaining                        Average
     Number          Exercise        Contractual        Number of      Exercise
   of Shares           Price         Life (Years)         Shares         Price
   ---------           -----         ------------         ------         -----

     11,018          $   0.00            3.00            10,771        $   0.00
     14,583          $   5.66            3.00             8,947        $   5.66
     ------                                             -------
     25,601                                              19,718
     ======                                             =======

The following table summarizes activity for options issued at the money and outside the plan:

                                           2003                        2002
                                         Weighted                    Weighted
                                         Average                      Average
                                         Exercise                    Exercise
                                  Shares         Price         Shares         Price
Outstanding at
  beginning of year                264,583     $   2.01         5,278      $   129.06
Granted                                  0         0.00       264,583      $     2.01
Exercised                               (0)        0.00          --             --
Forfeited
  and cancelled                         (0)        0.00        (5,278)     $   129.06
                                  --------     --------      --------      ----------
Outstanding at
  end of year                      264,583     $   2.01       264,583      $     2.01
                                  ========     ========      ========      ==========
Exercisable at
  end of year                      258,947     $   2.01         --
                                  ========     ========      --------
Weighted average fair
  value of options
  granted during year                          $   0.00                    $     1.75
                                               ========                    ==========

NOTE 10 - BUSINESS SEGMENT INFORMATION

Navidec has organized its operations around three separate business segments at the end of 2003 Financial Services, Mortgage Services and Technology. In years prior to 2002 the company also had business segments for: eSolutions, Product Distribution, and DriveOff.com (formerly, "Automotive").

Financial Services focuses its' efforts on providing consulting, personnel, and services to emerging growth micro and small capitalization companies to help them effectively structure transactions to attract public and private capital. NFS also provides financial public relations services.

Mortgage Services is focused on providing end to end mortgage services from back office processing to mortgage banking services.

In 2003, Technology provided custom solutions, including the architecture, design, development and integration of high-tech solutions, utilizing Web technology.

Prior to 2002, Product Distribution provided for the resale and configuration of third party software and hardware components, graphical printers and supplies.

Segment operations are measured consistent with the accounting policies used in these consolidated financial statements. The following provides information on Navidec's segments:

                                                               Year Ended December 31, 2003
                                                                      (in thousands)
                                                                       Mortgage (d)
                                                                       ------------
                                      Technology       Financial         Services          Corporate         Total
                                      ----------       ---------         --------          ---------         -----
Revenues from external
  customers                            $   776        $        5          $   196         $     --         $     977

Gross profit                           $   562        $       --          $   --          $     --         $     562

Loss from operations                   $  (196)       $     (116)         $   148         $  (4,344)(a)    $  (4,508)

Identifiable assets                    $   273        $       70          $    77         $     734 (b)    $   1,154

                                                              F-26



                                                   Year Ended December 31, 2002
                                                        (in thousands) (d)

                                      Technology      Financial (c)      Corporate          Total
                                      ----------      -------------      ---------          -----
Revenues from external
  customers                            $ 5,120        $    --           $     --          $   5,120

Gross profit                           $ 2,274        $     --          $     --          $   2,274

Loss from operations                   $  (872)       $      (15)       $  (2,018)(a)     $  (2,905)

Identifiable assets                    $ 1,717        $       35        $  1,724  (b)     $   3,476



(a) Corporate loss from operations represents restructuring charges, losses on impairment of assets and restructured receivables, non-cash stock expense and depreciation.

(b) Corporate assets are those that are not directly identifiable to a particular segment and can include cash and cash equivalents, investment in debt securities, restricted cash, property and equipment, pre-paids and other assets, and investments.

(c) Navidec Financial Services was formed in 2002, as such there is no activity prior to 2002.

(d) Mortgage Services began operations in October of 2003. As such there is no activity prior to 2003.

NOTE 11 - NOTES RECEIVABLE IN DEFAULT

In March, June, July and August of 2000, the Company funded four Promissory
Notes to Westar Financial, Inc. for $1.2 million, $1 million, $1 million and
$500,000, respectively. The notes carried an interest rate of 9% annually and are unsecured. The March and June notes were paid in full at the scheduled due dates of March 31, 2001 and June 5, 2001. The July 2000 note was due on July 5,
2001 and the August 2000 note was due on August 25, 2001; Westar Financial has not paid these notes. On December 22, 2001 Westar filed for reorganization under Chapter 11. Accrued interest on the two remaining notes receivable of $1,500,000 was $161,000. In December 2001 the Company wrote off the balance of the Note and accrued interest and has included the charge in other (expense) income in the accompanying consolidated statement of operations. The Company is pursuing recovery on these notes through the bankruptcy court.

                                      F-27



NOTE 12 - INVESTMENTS

Marketable Securities

In 2002 the Company sold approximately 1,100 remaining shares of BEA Systems, Inc. with a basis of $29,000 for $12,000 and realized a loss of approximately
$17,000. During 2003, the Company bought and sold a variety of marketable securities with a basis of $200,000 resulting in a gain of $56,000 being included in other income.

In October of 2003 the Company made a $200,000 investment in the Kirby
Enterprise Fund (the Fund), which is a limited liability company organized to invest in the equities security markets.


NOTE 13 - QUARTERLY RESULTS (Unaudited)

2003                                 Q1                Q2              Q3              Q4(a)             TOTAL
                                     --                --              --              -----             -----
       Net Sales                  $  298            $   33          $  194             $  452           $  977
       Gross Margin                  150                15              86                311              562
       Net Income (Loss)          (1,022)             (850)           (514)            (1,725)          (4,111)
       EPS-Basic                   (1.54)            (1.12)          (.31)               (.31)           (3.28)
       Diluted                     (1.54)            (1.12)          (.31)               (.88)           (3.28)

2002                                 Q1                Q2              Q3              Q4(b)             TOTAL
                                     --                --              --              -----             -----
       Net Sales                  $2,394            $1,400          $  756             $  570           $5,120
       Gross Margin                  939               564             439                332            2,274
       Net Income (Loss)            (582)             (770)           (656)            (1,187)          (3,195)
       EPS-Basic                    (.90)            (1.26)         (1.08)              (1.82)           (4.92)
       Diluted                      (.90)            (1.26)         (1.08)              (1.82)           (4.92)


(a) During the fourth quarter of 2003, the Company wrote down its inventory by $288,000 and recorded a loss on disposal of fixed assets of $530,000.

(b) During the fourth quarter of 2002, the Company wrote down its inventory by $64,000 and increased its reserve for doubtful accounts by $158,000.

NOTE 14 - ACQUISITION OF NORTHSIGHT MORTGAGE GROUP, LLC

On September 11, 2003, the Company entered into a Securities Exchange Agreement with Northsight Mortgage Group, LLC ("Northsight") and its sole member that provides for the transfer of 80% of the issued and outstanding membership units of Northsight to the Company in exchange for the issuance of up to 256,000 shares of the Company's no par value common stock valued at $320,000 based on the shares publicly traded price on September 30, 2003. The remaining 20% interest in Northsight has been recorded a minority interest in the consolidated financial statements. Northsight is a Scottsdale, Arizona based mortgage broker engaged in the business of marketing, arranging and selling of consumer home mortgages. This purchase is part of the Company's plan to acquire non-technology companies that have a positive cash flow, strong management and growth potential. At the closing on September 30, 2003, 42,667 shares were issued to the sole member of Northsight and the balance of 213,333 shares were placed in escrow. Of these shares, 85,334 shares will be released in equal amounts on each of the next three anniversary dates of the closing of the transaction. Pending the completion of an audit of operations of Northsight for the year ending December 31, 2003, up to remaining 128,000 shares are to be released. For each $100 of earnings before interest, taxes, depreciation and amortization expense ("EBITDA") in excess of $100,000 of EBITDA, 128 additional shares of Navidec will be released from escrow. The EBITDA for the year was $158,950. As a result an additional 75,456 shares are being released from escrow as the final payment.

These shares are valued at $1.15 (the closing stock price on December 31, 2003) resulting in a total increase to the purchase price of $86,775 and a total purchase price of $246,775. Prior to this transaction, there was no relationship between the Company or any of its officers and directors and Northsight or its sole member.

The following is the condensed balance sheet of Northsight as of the acquisition date:

ASSETS

Cash                                                                    $ 26,000

Accounts receivable                                                          240

Prepaid expenses                                                          10,406

Fixed assets, net                                                         40,315

Intangible asset                                                         103,070

Deposits                                                                   3,793
                                                                        --------

                                                                        $183,824
                                                                        ========

LIABILITIES AND MEMBER'S EQUITY

Accounts payable                                                        $  9,593

Member's equity                                                          174,231
                                                                        --------

                                                                        $183,824
                                                                        ========

     The following information is presented on a pro forma basis for the year ended December 31, 2003. (in thousands, except for per share amounts)

                                                2003
                         Navidec*            Northsight**            Total
                         --------            ------------            -----

Revenue                  $     781           $    1,303           $   2,084
Net (loss) income        $  (4,105)          $      148           $  (3,957)
Earnings per share       $   (3.28)          $      .12           $   (3.16)


*  Does not include Northsight operations.
** Represents 100% of Northsight operations for 2003.


NOTE 15 - NASDAQ DELISTING

On August 18, 2003, the Company received notice from NASDAQ SmallCap Market that the Company was not in compliance in accordance with Marketplace Rule 4310(c)(13) which requires that the company have a minimum $2,500,000 in stockholders' equity. As a result, Navidec began trading on OTC Bulletin Board under the symbol NVDC at the open of business on Wednesday, August 20, 2003.

NOTE 16 - SUBSEQUENT EVENTS

The Company was advised in a letter dated February 24, 2004 that the Securities and Exchange Commission (the "Commission") is conducting an informal inquiry into the restatement of the Company's financial statements for the periods ending March 31, 2003 and June 30, 2003. The Commission made an informal request that the Company voluntarily produce certain documents. The Company has provided the requested documents to the Commission.

                        Navidec Financial Services, Inc.
                           Consolidated Balance Sheet
                      As of September 30, 2004 (Unaudited)
                                 (In thousands)

ASSETS
      CURRENT ASSETS:
              Cash and cash equivalents                                 $   549
              Marketable securities                                          30
                                                                        -------
                               Total current assets                         579
                                                                        -------

      PROPERTY, EQUIPMENT, AND SOFTWARE, net                                 28

      OTHER ASSETS:
              Notes receivable, net of allowance for bad debt of 54        --
              Investments in securities of Navidec, Inc.                  3,803
              Other assets                                                    4
              Acquired intangible                                           190
                                                                        -------

TOTAL ASSETS                                                            $ 4,604
                                                                        =======

LIABILITIES AND STOCKHOLDERS' EQUITY
      CURRENT LIABILITIES:
              Accounts payable                                          $   176
              Accrued liabilities                                         1,283
              Current borrowings and capital leases                          54
                                                                        -------

                               Total current liabilities                  1,513
                                                                        -------

      MINORITY INTEREST                                                      12

      STOCKHOLDERS' EQUITY
              Common stock, 100,000,000 and 2,000,000
              .001 par value, shares authorized, and shares
                outstanding, respectively                                     2
              Additional paid in capital                                  5,009
              Accumulated deficit                                        (1,932)
                                                                        -------

Total stockholders' equity                                                3,079
                                                                        -------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                              $ 4,604
                                                                        =======

                        Navidec Financial Services, Inc.
                      Consolidated Statements of Operations
       For the Nine Months Ended September 30, 2004 and September 30, 2003
                                   (Unaudited)

                                                                 ($ 000's)
                                                                Nine Months
                                                            Ended September 30
                                                            2004        2003(a)
                                                            ----        -------

REVENUE                                                    $   814      $   525
COST OF REVENUE                                                 76          274
                                                           -------      -------

GROSS PROFIT                                               $   738      $   251

OPERATING EXPENSES:
      Product development                                     --             70
      General and administrative                             2,944        1,129
      Sales and marketing                                     --            210
      Impairment, depreciation and amortization                141        1,545
                                                           -------      -------

          Total operating expenses                           3,085        2,954
                                                           -------      -------

LOSS FROM OPERATIONS                                        (2,347)      (2,703)

OTHER INCOME (EXPENSE):
      Gain on settlement of debt                               177         --
      Gain on sale of investments                              425         --
      Gain on legal settlement                                --            233
      Other income (expense)                                   (74)          83
                                                           -------      -------

          Total other income (expense)                         528          316
                                                           -------      -------

NET LOSS                                                   $(1,819)     $(2,387)
                                                           =======      =======

NET LOSS PER SHARE:
      Basic                                                $ (0.91)     $ (3.02)
      Diluted                                              $ (0.91)     $ (3.02)

WEIGHTED AVERAGE SHARES OUTSTANDING:
      Basic                                                  2,000          789
                                                           =======      =======
      Diluted                                                2,000          789
                                                           =======      =======


(a) Represents the historical Statement of Operations for Navidec, Inc. at September 30, 2003.

          The accompanying notes to consolidated financial statements are an integral part of these statements.


                                Navidec Financial Services, Inc.
                               Consolidated Statements of Cash Flows
                For the Nine Months Ended September 30, 2004 and September 30, 2003
                                            (Unaudited)

                                                                                    ($  000's)
                                                                                 Nine Months Ended
                                                                                    September 30
                                                                             2004               2003(a)
                                                                             ----               -------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                                $(1,819)            $(2,387)
    Adjustments to reconcile net loss to net cash
          used in operating activities:
          Depreciation                                                          141               1,545
          Noncash compensation expense                                         --                    97
          Noncash stock expense                                                   4                  48
          Allowance for bad debt                                                 54                --
          (Gain) loss on sale of investments                                   (425)                (46)
          (Gain) loss on sale/disposal of fixed assets                          (27)                  2
          (Gain) loss on settlement of debt                                    (177)               --
          Minority interest                                                     (12)               --
    Changes in operating assets and liabilities:
          Accounts receivable                                                   107                 354
          Costs and estimated earnings in excess of billings                   --                    (6)
          Prepaid expenses and other assets                                      66                 (13)
          Accounts payable                                                     (302)               (212)
          Accrued liabilities                                                   940                   9
          Notes receivable                                                      (54)               --
          Deferred revenue                                                     --                  (108)
          Other                                                                --                    54
                                                                            -------             -------
    Net cash used in operating activities:                                   (1,504)               (663)
                                                                            -------             -------

CASH FLOWS FROM INVESTING ACTIVITIES:
          Proceeds from the sale of property, equipment and software             27                  37
          Cash acquired through acquisition                                    --                    26
          Proceeds from the sale of equity investments                          382                  46
          Other                                                                --                  --
                                                                            -------             -------
    Net cash provided by investing activities                                   409                 109
                                                                            -------             -------

CASH FLOWS FROM FINANCING ACTIVITIES:
          Sale of common stock                                                  207                --
          Proceeds from rights offering                                         206               1,237
          Proceeds from sale of common stock and warrants                       924                 212
          Payments on notes payable and capital lease obligations               (58)               (207)
          Forgiveness of capital leases                                          63                --
                                                                            -------             -------
    Net cash provided by financing activities                                 1,342               1,242
                                                                            -------             -------

NET INCREASE IN CASH AND CASH
  EQUIVALENTS                                                                   247                 688
CASH AND CASH EQUIVALENTS, beginning of period                                  302                 129
                                                                            -------             -------
CASH AND CASH EQUIVALENTS, end of period                                    $   549             $   817
                                                                            =======             =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFO
          Cash paid for interest                                               --                    25
          Conversion of notes to common stock                                  --                   250
          Stock issued for acquisition                                         --                   160


(a)  Represents the historical Statement of Cash Flows for Navidec, Inc. at
     September 30, 2003.

                         The accompanying notes to consolidated financial statements are an integral part of these statements.

                                                     F-33

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

NOTE 1 - BASIS OF PRESENTATION AND MANAGEMENT OPINION

The unaudited financial statements and related notes to the financial statements presented herein have been prepared by the management of Navidec Financial Services, Inc. and subsidiaries (the "Company") pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. Operating results for the periods presented are not necessarily indicative of the results that may be expected for the full year.

The accounting policies followed by the Company are set forth in Note 1 to the Navidec, Inc. consolidated financial statements in the Form 10-K for the year ended December 31, 2003. It is suggested that these unaudited condensed consolidated financial statements be read in conjunction with the consolidated financial statements and notes included in the Form 10-K.

In the opinion of management, all adjustments (consisting only of normal recurring adjustments), which are necessary for a fair presentation of operating results for the interim period presented have been made.

As a condition of the Merger Agreement between Navidec, Inc. and BPZ Energy, Inc. all of the pre-Merger business operations, assets and liabilities of Navidec, Inc. were transferred to Navidec Financial Services, Inc ("NFS") prior to the spin-off of NFS to the shareholders of record in Navidec, Inc. as of September 9, 2004. As a result of the Merger, the shareholders of the acquired company, BPZ, received the majority of the voting interests and control of the Board of Directors of the combined entity. Accordingly, BPZ was deemed to be the acquiring company for financial reporting purposes and the transaction has been accounted for as a reverse merger whereby the historical financial statements of Navidec, Inc. are now considered to be the historical financial statements of BPZ.

Had the transfer of all of the pre-Merger business operations, assets and liabilities of Navidec, Inc. been recorded on the historical books of Navidec, Inc. the following pro forma adjustments would have been made to reflect the transfer and spin-off.



Navidec Financial Service Inc
Pro Forma
September 30, 2004
                              Navidec, Inc.       Spin-off           Navidec Financial
                               Historical        Adjustments           Services, Inc.
                              Pre Spin-off                            Post Spin-off

Cash                                549                                        549
Note Receivable                                                               --
Investments                          30                                         51
Fixed Assets, Net                    28                                         28
Investments in Securities
of Navidec, Inc.                     21            3,782  A                  3,803
Other assets                          5                                          5
Goodwill                            190                                        190
                             -----------                               -----------

Total Assets                 $      823                                $     4,604
                             ===========                               ===========



Accounts Payable                    309             (133) B                    176
Other Current Liabilities         1,337                                      1,337
                             -----------                               -----------
Total Current Liabilities         1,646                                      1,513
                             -----------                               -----------
Minority Interest                    12                                         12
Common Stock                     64,386          (64,384) C                      2
Warrants                            814             (814) C                   --
Treasury Stock                     (482)             482  C                   --
Accumulated Deficit             (64,554)          63,622  C                 (1,932)
Additional Paid In Capital         --              1,094  C                  5,009
                                                     133  B
                                                   3,782  A
                             -----------                               -----------
Total Stockholder
Equity (Deficit)                   (836)                                     3,079
                             -----------                               -----------
Total Liabilities and
Stockholder's
Equity (Deficit)             $      822                                $     4,604
                             -----------                               -----------


A    To record the issuance of Navidec, Inc common stock and warrants to Navidec
     Financial Services as a result of the merger transaction.
B To record the accounts Payables retained by Navidec, Inc and not transferred to Navidec Financial Services, Inc. as a result of the merger transaction.
C To record the elimination of the historical equity accounts of Navidec, Inc and the businesses of Navidec Inc which were transferred into Navidec
     Financial Services as a result of the merger transaction.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. For the nine months ended September 30, 2004 significant estimates were made with respect to the valuation of certain of our investments in Navidec, inc common stock and Navidec, inc. common stock purchase warrants that we have been granted.

Upon consummation of the merger transaction between Navidec, Inc. and BPZ, Navidec, Inc. issued 604,246 shares of its common stock to NFS. These shares were issued in consideration of NFS's assumption of all of the pre-merger business assets and liabilities of Navidec, Inc. These shares have not been registered and are issued as "restricted securities" as that term is defined in rule 144 under the Securities Act of 1933. Our belief, however, is that these shares qualify as "marketable securities" as that term is defined by SFAS 115
(and as further defined in Footnote 2 to that Statement). Under this definition, if the equity security is restricted for sale by a governmental or other contractual requirement, but the holder of the security has the power to cause such requirement of restriction to be met in a manner that the security would reasonably be expected to qualify for sale within one year, the security is not considered restricted for the purposes of SFAS 115. As such, we are required to record our investment in these securities at their fair value. We have estimated this fair value to be equal to the closing market price on the date that the merger transaction closed (09/08/04, $3.21 per share). Accordingly, in the third quarter of 2004 upon the receipt of the stock of Navidec, we have recorded an increase to "investments in securities" of $1,939,630 with a corresponding increase to additional paid-in capital.

In connection with the definitive merger agreement made between Navidec, Inc.
and BPZ, NFS and BPZ entered into a Business Consulting Agreement covering investor and financial public relations services. As partial compensation under this agreement, NFS was granted warrants to acquire 1,500,000 shares of the common stock of Navidec, Inc. at an exercise price of $2.00 per share. The warrants are fully vested, non-cancelable, and carry a two-year term from the date of issuance. In this regard, NFS has entered into sub-contract arrangements with certain third parties for the provision of some of the services contemplated under the aforementioned agreement. Pursuant to the terms of these sub-contract agreements, NFS has assigned 520,000 of the warrants to these third parties. Accordingly, the amount recorded in the unaudited Consolidated Balance
Sheet of NFS as of September 30, 2004 for "Investment in securities" has been adjusted to reflect a remaining net right to purchase 980,000 shares of Navidec common stock. Further, due to certain registration rights and contractual conditions related to the exercise of these warrants, we believe that they do not qualify as derivative securities as that term is defined under SFAS 133 and as such should be recorded at their fair value as stipulated under the guidance of SFAS 115 (see paragraph above) and EITF 96-11. To this end (using the Black-Scholes options pricing model), we have estimated the fair value of these warrants to be $1.88 per share at the date of the merger transaction and have recorded a increase to investments in securities of $1,842,000 with a corresponding increase to additional paid-in capital. Had we not treated these warrants as marketable securities they would have been record on our books at the lower of cost or basis, which in this case would be zero. The Company has accounted for the receipt of the stock and warrants as a contribution of capital from Navidec, Inc.

Due to the large block of shares and held by us and due to the significant number of shares underlying the warrants relative to the trading volume of Navidec, Inc., it is uncertain if we could liquidate our positions in Navidec at an amount equal to the estimated fair value. Actual proceeds from the sale of the stock or the stock received upon exercise of the warrants may be significantly lower than the amount recorded on the balance sheet.

STOCK BASED COMPENSATION

As permitted under the Statements of Financial Accounting Standards No.
123("SFAS 123"), Accounting for Stock-Based Compensation," the Company accounts for its stock-based compensation for options issued to employees in accordance with the provisions of Accounting Principles board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). As such, for options granted to

                                      F-35

employees and directors, compensation expense is recorded on a straight-line basis over the shorter of the period that the services are provided or the vesting period, only if the current market price of the underlying stock exceeds the exercise price. Certain pro forma net income and earnings per share disclosures for employee stock option grants are also included in the notes to the financial statements as if the fair value method as defined in SFAS 123 had been applied. Transactions in equity instruments with non-employees for goods or services are accounted for by the fair value method.

Had compensation cost for the Plan been determined based upon the fair value at the grant date for options granted, consistent with the provisions of SFAS 123, the Company's net loss and net loss per share would have been increased to the pro forma amounts indicated below:

                                    For The Nine Months Ended
                                           September 30,
                              (in thousands, except per share data)

                                                                     2004              2003
                                                                     ----              ----

Net Loss:                                                           (1,819)          $  (2,387)
Add back:
Expense recognized under APB25                                         276                --
                                                                 ---------           ---------
Net total stock based employee compensation expense
  determined under fair value method for all awards,
  net of related tax effect                                           (288)               (413)
                                                                 ---------           ---------

Pro Forma net loss                                                  (1,831)          $  (2,800)
                                                                 =========           =========

Net loss per share basic and diluted

Basic:   As Reported                                             $   (0.91)          $   (3.02)
                                                                 =========           =========
         Pro Forma                                               $   (0.92)          $   (3.55)
                                                                 =========           =========

Diluted: As Reported                                             $   (0.91)          $   (3.02)
                                                                 =========           =========
         Pro Forma                                               $   (0.92)          $   (3.55)
                                                                 =========           =========

The Company as recorded the compensation associated with its stock and options grants as an accrued liability at September 30, 2004, as the shares and options were not issued to the employees as of that date.

                                      F-36
NOTE 2 - LIQUIDITY

The Company's financial statements for the nine months ended September 30, 2004 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company has historically reported net losses, including reporting a loss from operations of approximately $2,347,000 and $2,703,000 for the nine months ended September 30, 2004 and 2003 respectively and has a working capital deficit of approximately $934,000 as of September 30, 2004.

On January 7, 2004, Navidec, Inc. extended a promissory note to Mendell-American, Inc. ("Mendell") in the amount of $50,000. Under the terms of the note Mendell was to repay the full amount of the note plus accrued interest, at 10% per annum, on or before July 6, 2004. The note further provided for an extension of the repayment date to September 30, 2004 if Mendell requested and Navidec, Inc. granted such an extension. Navidec, Inc. granted the payment extension. Navidec, Inc. then transferred ownership of the note to Navidec Financial Services, Inc. on September 7, 2004 as part of the merger transaction between Navidec, Inc. and BPZ Energy, Inc. On October 1, 2004 Navidec Financial Services, Inc. entered into a new promissory note agreement with Mendell for $53,658, representing the full principal amount and accrued interest to-date of the previous note. The full amount of this new note plus additional accrued interest, at 10% per annum, is due and payable in full on March 31, 2005. It is the opinion of management that even though the note itself is not currently in default under any of its terms it should, for the foreseeable future be fully reserved for on our balance sheet. We have based this opinion largely on a review of information regularly provided to us by Mendell with respect to the status of their current operations and development opportunities.

Management cannot provide assurance that the Company will ultimately achieve profitable operations or be cash positive or raise necessary additional debt and/or equity capital. Management believes that the Company has adequate capital resources to continue operating and maintain its business strategy during the next 12 months. If substantial losses continue and/or the Company is unable to raise additional capital, liquidity problems could cause the Company to curtail operations, liquidate assets, seek additional capital on less favorable terms and/or pursue other such actions that could adversely affect future operations. These financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the company be unable to continue as a going concern.

NOTE 3 - SUBSIDIARIES

Navidec Financial Services, Inc. ("NFS" or "The Company") is organized into three divisions, Financial Services, Technology, and Mortgage Services. In October of 2002, Navidec, Inc. formed a new wholly owned subsidiary Navidec Capital, Inc, which was renamed Navidec Financial Services, Inc. ("NFS") in August 2003. In August 2003, Navidec Technology Corporation was formed as a wholly owned subsidiary of Navidec, Inc. and in October 2003, changed its name to SwiftSure, Inc. On September 11, 2003, the Company entered into an agreement with Northsight Mortgage Group, LLC ("Northsight") and its sole member that provided for the transfer of 80% of the issued and outstanding membership units of Northsight to Navidec for Navidec common stock.

NFS provides consulting, personnel, and services to emerging growth micro and small capitalization companies to help them effectively structure transactions to attract public and private capital. NFS also provides financial public relations services. Management believes that micro and small cap companies rarely have the legal, accounting, or marketing resources necessary to effectively interact with the highly regulated and competitive financial markets. NFS provides assistance in obtaining these types of resources so that the entrepreneur can focus on growing the business. After evaluating a potential client for their probability of success and determining the company's growth strategy and anticipated capital requirements, NFS provides specific recommendations, personnel, and services to work in concert with the company to develop and execute financial transactions. NFS receives monthly consulting fees from its clients as well as billing for time and charges for additional services provided. In addition, NFS may sometimes invest its own capital in clients with whom they've contracted. As part of its compensation from clients, NFS may also receive equity options. Typically NFS seeks clients who are well managed, offer cash flow and the opportunity for long-term growth.

Mortgage Services is focused on providing end to end mortgage services from back office processing to mortgage banking services. On September 11, 2003, the Company entered into an agreement with Northsight Mortgage Group, LLC ("Northsight") and its sole member that provided for the transfer of 80% of the issued and outstanding membership units of Northsight to Navidec for Navidec common stock. Northsight is a Scottsdale, Arizona based mortgage broker engaged in the business of marketing, arranging and selling of consumer home mortgages. The Company plans to acquire and integrate companies providing these services. The company will focus on business opportunities within this industry segment that offer cash flow, strong management and opportunity for growth.

In 2003, Navidec Technology provided quality solutions that enabled organizations to manage secure access to web applications within the enterprise and across the business value chain. Navidec's suite of solutions enabled an enterprise to deliver single sign on capabilities to their employees, customers, suppliers and partners by providing an identity management infrastructure for user management, access control, and a single entry point to personalized enterprise resources. Navidec Technology provided consulting and expert engineering services in Web security and Identity Management in the areas of Authentication, Access Control, Directory, User Management, and Provisioning. This was done through the integration and extension of best-of-breed portal, directory, security and integration software developed by the leading internet software vendors.

As a result of declining technology revenues, an inability to realize a profit from technology business operations, and a refocusing of Navidec's over all business strategy, Management believes that discontinuation of these operations will not have a material impact on overall future revenues but will provide an avenue for continued reduction in operating expenses. As such, management is considering the discontinuance of technology operations by the end of fiscal 2004.

NOTE 4 - COMPREHENSIVE INCOME

Comprehensive income includes net income or loss and changes in equity from non-owner transactions. The Company's comprehensive loss for the nine month periods ended September 30, 2004 was the same as the net loss for the period.

NOTE 5 - RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, was issued in May 2003 and requires issuers to classify as liabilities (or assets in some circumstances) three classes of freestanding financial instruments that embody obligations for the issuer. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. Management believes the adoption of SFAS No. 150 had no material impact on its financial position or results of operations.

The FASB issued Interpretation ("FIN") No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others in November 2002 and FIN No. 46 Consolidation of variable Interest Entries, in January 2003, FIN No. 45 is applicable on a prospective basis for initial recognition and measurement provisions to guarantees issued after December 2002, however, disclosure requirements are effective immediately. FIN No. 45 requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligations undertaken in issuing the guarantee and expands the required disclosures to be made by the guarantor about its obligation under certain guarantees that it has issued. The adoption of FIN No. 45 did not have a material impact on the Companies financial position or results of operations. FIN No. 46 requires that a company that controls another entity through interest other than voting interest should consolidate such controlled entity in all cases for interim periods beginning after June 15, 2003. The adoption of FIN No. 46 had no material impact on its financial position or results of operations.

SFAS 123R applies to all awards granted after the required effective date (the beginning of the first interim or annual reporting period that begins after December 15, 2005) and to awards modified, repurchased, or cancelled after that date. As of the required effective date, all public entities that used the fair-value-based method for either recognition or disclosure under Statement 123 will apply this Statement using a modified version of prospective application. Under that transition method, compensation cost is recognized on or after the required effective date for the portion of outstanding awards, for which the requisite service has not yet been rendered, based on the grant-date fair value of those awards calculated under Statement 123 for either recognition or pro forma disclosures. For periods before the required effective date, those entities may elect to apply a modified version of the retrospective application under which financial statements for prior periods adjusted on a basis consistent with the pro forma disclosures required for those periods by Statement 123. As a result, beginning in our fiscal first quarter for 2006, we will adopt SFAS 123R and begin reflecting the stock option expense determined under fair value based methods in our income statement rather than a pro forma disclosure in the notes to the financial statements. We expect the effect of adopting SFAS 123R to be similar to the effect presented in our pro forma disclosure related to SFAS 123.

NOTE 6 - EQUITY TRANSACTIONS

Under the terms of the merger agreement for the acquisition by Navidec of BPZ Energy, upon the closing of that acquisition, Navidec did issue 604,246 shares of Navidec common stock to Navidec Financial Services. Pursuant to a subsequent action of our Board of Directors 104,246 shares of this Navidec common stock were transferred to certain officers, directors, and consultants to the Company as additional compensation in the merger transaction. Accrued compensation of $312,768 was recorded at September 30, 2004 related to the authorization of the transfer of these shares to officers, directors, and consultants. The shares were transferred after September 30, 2004 leaving the Company with 500,000 shares of Navidec common stock.

Pursuaint to the terms of employment agreements entered into by the Company (See
Note 9) 1,200,000 shares of the Company's common stock were granted to certain executive officers of the Company. The agreements further provide for the grant of 1,200,000 fully-vested options to purchase shares of the common stock of the company at an exercise price of $0.05. Accrued compensation expense of $612,000 was recorded at September 30, 2004 related to the issuance of these shares and option grants. This amount is recorded with accrued liabilities as the options and warrants were not issued as of September 30, 2004.

NOTE 7 - NET INCOME (LOSS) PER SHARE

Basic net loss per share is computed by dividing net loss for the period by the weighted average number of common shares outstanding for the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and potential common shares outstanding during the period if the effect of the potential common shares is dilutive. The Company has excluded common stock issuable upon conversion of all warrants and stock options from the computation of diluted earnings per share, as the effect of all such securities is anti-dilutive for all periods presented. Shares issuable under warrants and options were approximately 1,200,000 as of September 30, 2004.

NOTE 8 - SEGMENT REPORTING

The Company currently operates in three different segments: Technology Services, Financial Services, and Mortgage Services. Management has chosen to organize the Company around these segments based on differences in products and services. Segment operations are measured consistent with the accounting policies used in these consolidated financial statements.

The following provides information on the Company's segments (unaudited):


                                             For the Nine Months Ended
                                               September 30, 2004
                                                  (in thousands)

                                         Technology       Financial      Mortgage     Corporate          Total
                                         ----------       ---------      --------     ---------          -----
Revenues from external customers           $  --         $   193        $   621       $  --             $   814
Loss from operations                       $  --         $(2,360)       $    13       $  --             $(2,347)
Identifiable assets                        $  --         $ 2,686        $    76       $  --             $ 2,762

For the Nine Months Ended
September 30, 2003
(in thousands)

                                         Technology       Financial      Mortgage     Corporate           Total
                                         ----------       ---------      --------     ---------           -----
Revenues from external customers           $   525       $  --          $  --         $  --             $   525
Loss from operations                       $  (153)      $  (257)       $  --         $(2,293)(a)       $(2,703)
Identifiable assets                        $   379       $   551        $  --         $ 1,410 (b)       $ 2,340


(a) Corporate loss from operations represents depreciation expense, restructuring charges, non-cash stock compensation expense and impairment of assets.

(b) Corporate assets are those that are not directly identifiable to a particular segment and include cash, prepaids, property and equipment, and intangibles and other assets.

NOTE 9 - EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT, AND
CHANGE-IN-CONTROL ARRANGEMENTS

The Company entered an Employment Agreement with John R. McKowen, as its President and CEO ("CEO"), effective September 21, 2004. The term of that agreement is for two years and renews automatically for successive additional one-year periods provided that neither the CEO nor the Company provide the other with notice of their intent not to renew the agreement at least thirty (30) days before the anniversary date of the agreement. The CEO's current annual salary under the agreement is $120,000 and his salary is to be reviewed not less than monthly. The agreement also provides that the CEO may be paid an annual bonus at the discretion of the Board of Directors of the Company. The agreement further provides for the grant of 1,000,000 fully-vested options to purchase shares of the common stock of the company at a strike price of $0.05. In the event that CEO's employment were to be terminated without "Cause" by the Company, as defined in the agreement, then the Company must pay the CEO severance payments (the "Severance Payments"). The Severance Payments will be an amount equal to six months of the CEO's highest base salary in effect during the prior twelve months (either in a lump sum or in monthly increments depending on the Company's financial status),plus a pro rata amount of any annual bonus paid for the most recently completed fiscal year. In addition, upon termination of the CEO, the Company will provide the continuation of all of Benefits that the CEO is entitled to under Company plans, as defined in the agreement, for one year and the immediate vesting of all of the CEO's non-vested options for shares of the Company's capital stock. If the CEO's employment were terminated without Cause, including termination due to a change in control, the CEO would receive $60,000. The CEO will also receive a finder's fee for merger and acquisition transactions he introduces that are completed by the Company and is entitled to five percent of net profits received by the Company from acquisitions and consulting agreements he arranges.

The Company entered an Employment Agreement with Robert D. Grizzle, Chief Financial Officer ("CFO"), effective September 21, 2004. The term of that agreement is for one year and renews automatically for successive additional one-year periods provided that neither the CFO nor the Company provide the other with notice of their intent not to renew the agreement at least thirty (30) days before the anniversary date of the agreement. The CFO's current annual salary under the agreement is $90,000 and his salary is to be reviewed not less than monthly. The agreement also provides that the CFO may be paid an annual bonus at the discretion of the Board of Directors of the Company. The agreement further provides for the grant of 200,000 fully-vested options to purchase shares of the common stock of the company at a strike price of $0.05. In the event that CFO's employment were to be terminated without "Cause" by the Company, as defined in the agreement, then the Company must pay the CFO severance payments (the "Severance Payments"). The Severance Payments will be an amount equal to six months of the CFO's highest base salary in effect during the prior twelve months (either in a lump sum or in monthly increments depending on the Company's financial status),plus a pro rata amount of any annual bonus paid for the most recently completed fiscal year. In addition, upon termination of the CFO, the Company will provide the continuation of all of Benefits that the CFO is entitled to under Company plans, as defined in the agreement, for one year and the immediate vesting of all of the CFO's non-vested options for shares of the Company's capital stock. If the CFO's employment were terminated without Cause, including termination due to a change in control, the CFO would receive $45,000. The CFO will also receive a finder's fee for merger and acquisition transactions he introduces that are completed by the Company and is entitled to five percent of net profits received by the Company from acquisitions and consulting agreements he arranges.


NOTE 10  - SUBSEQUENT EVENTS

     On December 22, 2004, Navidec, Inc. received from the Securities and Exchange Commission (the "SEC") an Order Directing a Private Investigation and Designating Officers to Take Testimony. Navidec, Inc. intends to fully cooperate with the SEC in its investigation.

     The precise nature and scope of the SEC's investigation is presently unknown. However, Navidec, Inc. believes that the SEC's investigation relates, at least in part, to the restatement of its reported earnings for the first and second quarters of 2003. This restatement was reported in Navidec, Inc.'s Form 10-Q for the third quarter of 2003 filed on December 11, 2003.

     Per the terms of the Merger Agreement pursuant to which Navidec, Inc. acquired BPZ Energy, Inc., the present management of Navidec, Inc. consists solely of the principals of BPZ Energy, Inc. None of these individuals held management positions at Navidec, Inc. during the first and second quarters of 2003. Those persons who did hold management positions at Navidec, Inc. during the first and second quarters of 2003 are no longer employed by Navidec, Inc.

     The Company is obligated to indemnify Navidec, Inc. for all costs or losses associated with liabilities that existed as of the merger date, including any cost or losses associated with this investigation.


NOTE 11 - COMMITMENTS AND CONTINGENCIES

     Under the terms of the merger agreement for the acquisition by Navidec of BPZ Energy, Navidec has agreed that, from and after the closing date of that acquisition, Navidec will retain Navidec Financial Services for investor relations and public relations services for a period of not less than three months. In addition, Navidec will, during that twelve-month term of the agreement, budget a total of $360,000 on investor relations and public relations services. The related public relations agreement between Navidec and Navidec Financial Services provides for the payment to Navidec Financial Services of $30,000 per month as a fee plus all expenses of Navidec Financial Services payable under the agreement over the term of the agreement.

     As partial consideration for the services of Navidec Financial Services, Navidec has issued to Navidec Financial Services a stock purchase warrant granting the right to purchase up to 1,500,000 shares of Navidec common stock at an exercise price of $2.00 per share. The warrant expires on the July 8, 2006. In this regard, Navidec Financial Services has entered into sub-contract arrangements with certain third parties for the provision of some of the services contemplated under the aforementioned agreement. Pursuant to the terms of these sub-contract agreements, Navidec Financial Services has assigned 520,000 of the warrants to these third parties. Accordingly, the amount recorded in the unaudited Consolidated Balance Sheet of Navidec Financial Services as of September 30, 2004 for "Investment in securities" has been adjusted to reflect a remaining net right to purchase 980,000 shares of Navidec common stock.

LITIGATION

In the normal course of business, the Company is subject to, and may become a party to, litigation regarding disputes with vendors and employment issues. Management believes there are no other matters currently in litigation, other than those described below, the SEC investigation described in Note 10, that could have a material impact on the Company's financial position or results of operations